As filed with the Securities and Exchange Commission on August 29, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IDT Spectrum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4812	38-3718426
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

IDT Spectrum, Inc.

520 Broad Street

Newark, NJ 07102

(973) 438-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Petrillo

Chief Executive Officer

IDT Spectrum, Inc.

520 Broad Street

Newark, NJ 07102

(973) 438-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Gene Grieco, Esq. IDT Spectrum, Inc. 520 Broad Street Newark, NJ 07102 (973) 438-1000	Lawrence G. Wee, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000	Mark S. Selinger, Esq. McDermott Will & Emery LLP 50 Rockefeller Plaza New York, NY 10020 (212) 547-5400

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Class B Common Stock, $0.01 par value per share	$57,500,000	$6,768
Total Registration Fee		$6,768
(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Includes shares that the underwriter has the option to purchase to cover over-allotments.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion dated August 29, 2005

IDT Spectrum, Inc.

Shares of

Class B Common Stock

This is our initial public offering, and no public market currently exists for our shares. We expect that the public offering price will be between $ and $ per share.

OpenIPO®: The method of distribution being used by the underwriter in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the underwriter and other securities dealers participating in this offering. The minimum size for any bid in the auction is 100 shares. A more detailed description of this process, known as an OpenIPO, is included in “Underwriting” beginning on page 68.

THE OFFERING	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to IDT Spectrum, Inc.	$	$

We have granted the underwriter the right to purchase up to                      additional shares from us within 30 days after the date of this prospectus to cover any over-allotments. The underwriter expects to deliver shares of Class B common stock to purchasers on                     , 2005.

Proposed Nasdaq National Market Symbol: GIGZ

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion rights. Each share of Class A common stock is entitled to ten votes per share and is convertible at any time, at the option of the holder, into one share of Class B common stock. Each share of Class B common stock is entitled to one vote per share.

This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “ Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2005.

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. While we believe these materials are reliable, they have not been verified by any independent sources.

PRESENTATION OF FINANCIAL INFORMATION

In December 2001, IDT Corporation, through its subsidiary, Winstar Holdings, LLC, acquired FCC spectrum licenses and other assets from the bankruptcy estate of Winstar Communications, Inc., an unrelated third party. Winstar Holdings then caused the spectrum licenses to be assigned to its subsidiary, Winstar Spectrum, LLC. In December 2004, Winstar Holdings formed IDT Spectrum, LLC and caused Winstar Spectrum, LLC to transfer and assign to IDT Spectrum, LLC substantially all of its FCC spectrum licenses. In January 2005, Winstar Holdings formed us as a wholly-owned subsidiary and contributed to us all of its membership interests in IDT Spectrum, LLC, as well as the other assets used in its connectivity services and spectrum leasing business, including customer lists and trade accounts receivable.

The consolidated financial statements for the periods prior to our commencement of operations in January 2005 reflect the financial position, results of operations, changes in stockholder’s deficit and cash flows of the business that was transferred to us as if the transfer was completed on December 19,

i

2001 and as if we were a separate entity for all periods presented. The financial statements have been prepared using the historical basis for the assets and liabilities and historical results of operations related to the business that was transferred to us.

Our financial statements include revenue for all services that related to the connectivity services and spectrum leasing business transferred to us prior to January 31, 2005. Neither we nor IDT Corporation had employees solely dedicated to that business during the periods prior to January 31, 2005. Salaries, employee benefits, non-cash compensation, and direct costs of revenues included in the financial statements for those periods were allocated to us based on estimates of the incremental costs incurred by IDT Corporation related to the transferred business. General corporate overhead consisted primarily of rent, insurance, utilities, and professional services. This overhead was allocated to us generally based on the proportion of our costs and expenses to IDT Corporation’s costs and expenses. Management believes that these allocations reasonably approximate the costs incurred by IDT Corporation on behalf of the transferred business. However, the costs as allocated to us are not necessarily indicative of the costs that would have been incurred if we had performed these functions as a stand-alone entity. For those reasons, the financial information included in this prospectus does not necessarily reflect our financial position, results of operations, changes in stockholder’s deficit and cash flows in the future or what they would have been had we been a separate, stand-alone entity during the periods presented. In addition, because we are at an early stage of development, our historical financial information included in this prospectus does not necessarily reflect our future results of operations.

We have not included financial information with respect to periods prior to December 19, 2001, because that financial information is unavailable.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Unless otherwise indicated by the context, references in this prospectus to the “Company,” “we,” “us,” “our” or “IDT Spectrum” mean IDT Spectrum, Inc., a Delaware corporation, and its subsidiaries, and references to “IDT” or “our Parent” mean IDT Corporation, a Delaware corporation, which is our ultimate corporate parent company.

Overview

We hold licenses for a large and broad collection of commercial fixed wireless spectrum in the United States, both in terms of geographic scope and total bandwidth. We are developing a fixed wireless network platform that will integrate our wireless spectrum with our operational management capabilities and a flexible architecture to serve the specialized backhaul and telecommunications connectivity needs of a variety of customers, such as cellular phone network providers, commercial enterprises, government agencies and first-responders. With this integrated platform, we intend to provide customers with reliable, high-bandwidth connectivity at circuit speeds of up to OC-12 (622 Mbps), at competitive prices and with reduced set-up time as compared to wired solutions.

We anticipate providing our services for the following applications:

•	backhauling mobile wireless voice and data transmissions by providing high-bandwidth connectivity for cellular and other wireless telecommunications providers between their cell sites and wired network connection points;

•	last mile connectivity for enterprises and other organizations to interconnect networks;

•	physical diversity and redundancy in connections to existing networks for various government agencies and commercial enterprises; and

•	high-bandwidth connectivity to networks for providers of wireless broadband connectivity applications, such as WiMax, which is long distance broadband connectivity over unlicensed spectrum.

Our licenses, granted by the FCC, cover virtually the entire U.S. population. Currently, we hold 931 exclusive Economic Area, or EA, and more than 200 legacy rectangular service area, or RSA, licenses for 39 GHz spectrum and 16 licenses in the local multipoint distribution service, or LMDS, band. Our 39 GHz licenses include at least 200 MHz of total bandwidth in every U.S. market, with up to 1,100 MHz in certain markets. We hold an average of 750 MHz of contiguous spectrum in each of the top 25 EAs, including New York, Los Angeles, Chicago, Washington D.C. and San Francisco. As a result, we believe that we are well positioned to provide a single source of fixed wireless spectrum solutions across a variety of geographic areas and bandwidth requirements.

Our Strategy

We intend to use our exclusive spectrum licenses and management expertise and experience to provide targeted customers with specialized backhaul and connectivity solutions. Our strategy includes:

•	Serving customers in multiple markets by providing both backhaul and last mile connectivity to interstate communications networks;

•	Focusing on urban markets, where we can best exploit the physical properties and advantages of our spectrum assets, which include high bandwidth and high circuit density;

•	Developing close working relationships with equipment and technology supply partners in order to optimize the equipment and support systems that will form a portion of our platform;

•	Matching our marketing focus and product offerings to the geographic coverage and capacity of our spectrum licenses;

•	Developing a high-bandwidth connectivity platform for our customers, in conjunction with a shared fixed wireless infrastructure. Our platform will provide a flexible and scalable interface for comprehensive real-time management of provisioning and quality of service, providing potential efficiency and cost advantages; and

•	Focusing on large-scale and complex projects that can benefit from our expertise.

Industry and Market Opportunity

Fixed wireless systems offer an alternative means of providing high-speed, high-capacity voice and data transmissions using building- or tower-mounted antennae placed at strategic points connected by direct line of sight. In many circumstances, fixed wireless systems eliminate the need for expensive and time-consuming trenching or physical connections to wired networks and are less expensive and quicker to deploy than wired systems. We believe that the development and deployment of third-generation, or 3G, services by mobile wireless providers, together with spending by governmental agencies and commercial enterprises for alternative or physically redundant network connectivity, present an opportunity for fixed wireless service providers.

The development and deployment of 3G wireless mobile technologies are generating a particularly significant opportunity for our intended fixed wireless platform operations. We expect the continuing deployment of 3G services to cause the demand for bandwidth by mobile wireless customers to increase steadily, as industry standards require extensive transmission capacity to support these technologies. This expansion creates increased need for backhaul transmission capacity in a carrier’s network. We believe our fixed wireless systems, with their inherent flexibility, scalability and time to market advantages, will provide our customers with the ability to respond to rapidly changing capacity demands while improving coverage capability and reliability.

Newly enacted regulations require federal agencies to assess their capability and to implement appropriate remedies based on this assessment for physically diverse and redundant network connectivity facilities in federally-owned buildings to ensure connectivity in the event of catastrophic failure of the current or primary telecommunications facilities. The regulations also require similar analysis with respect to buildings leased by federal agencies. We believe that commercial enterprises also are seeking physically redundant connectivity for mission critical facilities.

Risks Affecting Us

Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this Prospectus Summary.

Corporate Information

In December 2001, IDT, through its subsidiary Winstar Holdings, LLC, acquired FCC spectrum licenses and other assets from the bankruptcy estate of Winstar Communications, Inc., an unrelated third party. Winstar Holdings then caused the spectrum licenses to be assigned to its subsidiary, Winstar Spectrum, LLC. In December 2004, Winstar Holdings formed IDT Spectrum, LLC and caused Winstar Spectrum, LLC to transfer and assign to IDT Spectrum, LLC substantially all of its FCC spectrum licenses. In January 2005, Winstar Holdings formed us and contributed to us all of its interests in IDT Spectrum, LLC, as well as the other assets used in its connectivity services and spectrum leasing business, including customer lists and trade accounts receivable. Winstar Spectrum currently is in the process of assigning six additional FCC spectrum licenses to IDT Spectrum, LLC. All information in this prospectus is premised upon the assignment of those licenses.

We are incorporated in Delaware and commenced commercial operations in January 2005. Our principal executive address is IDT Spectrum, Inc., 520 Broad Street, Newark, NJ 07102, and our telephone number at that address is (973) 438-1000.

This prospectus contains trademarks and service marks of other companies that are the property of their respective owners. OpenIPO is a registered service mark of WR Hambrecht + Co, LLC.

The Offering

Class B common stock offered by us	shares

Class A common stock to be outstanding after this offering	shares

Class B common stock to be outstanding after this offering	shares

Voting rights

The shares of Class A and Class B common stock vote together as a single class on all matters submitted to our stockholders. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to ten votes per share and is convertible at any time into one share of Class B common stock. Each share of Class B common stock is entitled to one vote per share.

Winstar Holdings, LLC, a wholly-owned subsidiary of IDT, beneficially owns all of our outstanding Class A common stock, which, upon completion of this offering will represent approximately         % of our outstanding common stock and         % of the combined voting power of our common stock.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $             million, or approximately $             million if the underwriter exercises its over-allotment option in full, assuming an initial public offering price of $             per share. We intend to use the net proceeds from this offering as follows:

•	to continue development and field trials of our operations management platform and equipment;
•	for sales, marketing and other working capital purposes; and
•	for general corporate purposes.

Proposed Nasdaq National Market symbol	“GIGZ”

Unless we state otherwise, all information in this prospectus:

•	assumes the filing of our restated certificate of incorporation and the adoption of our restated bylaws immediately prior to the effectiveness of this offering;

•	assumes a -for- forward stock split of our common stock prior to the effectiveness of this offering;

•	assumes the conversion of all of our outstanding shares of common stock into shares of Class A common stock upon the closing of this offering;

•	assumes our Class B common stock will be sold for $ per share, which is the midpoint of the price range set forth on the front cover of this prospectus;

•	assumes that the underwriter does not exercise its over-allotment option to purchase up to shares of Class B common stock;

•	excludes shares of Class B common stock issuable upon the exercise of options expected to be outstanding as of the date this offering is completed; and

•	excludes shares of Class B common stock reserved for issuance under our Stock Incentive Plan.

Summary Historical Financial Data

Set forth in the following tables are summary historical consolidated financial data as of the dates, and for each of the periods, specified. The operating data for the nine months ended April 30, 2005 and for the fiscal years ended July 31, 2004 and 2003 and the balance sheet data as of April 30, 2005 and July 31, 2004 were derived from our consolidated financial statements which have been audited by Ernst & Young LLP, an independent registered public accounting firm, included elsewhere in this prospectus. Because our business and assets were transferred to us by our parent, IDT, in December 2004 and January 2005, our historical financial information does not necessarily reflect our financial position, results of operations, changes in stockholder’s deficit and cash flows in the future or what they would have been had we been a separate, stand-alone entity during the periods presented. In addition, because we are at an early stage of development, our historical financial information included in this prospectus does not necessarily reflect our future results of operations. See “Presentation of Financial Information.”

The following summary historical consolidated financial data should also be read in conjunction with “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” our historical financial statements and the related notes, all of which are included elsewhere in this prospectus.

	Nine months ended April 30, 2005	Fiscal years ended July 31,
		2004	2003
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenues	$1,345	$2,843	$3,606
Costs and expenses:
Cost of revenues (exclusive of amortization)	563	1,144	1,363
Selling, general and administrative	2,473	793	906
Amortization	2,452	3,269	3,269

Total costs and expenses	5,488	5,206	5,538
Loss from operations	(4,143)	(2,363)	(1,932)
Interest expense to Winstar Holdings	(175)	—	—
Interest income	25	—	—

Net loss	$(4,293)	$(2,363)	$(1,932)

Earnings per share:
Basic and diluted loss per share(1)	$(2,862)	$(1,575)	$(1,288)

Weighted average number of shares used in calculation of basic and diluted loss per share(2)	1,500	1,500	1,500

	As of April 30, 2005
	Actual	As adjusted(3)
Balance Sheet Data:	(in thousands)
Cash, cash equivalents and marketable securities	$4,947	$
Working capital	3,698
Total assets	10,922
Senior unsecured note payable to Winstar Holdings	10,000
Total stockholder’s deficit	$(659)	$

(1)	Does not give effect to our - for - forward stock split of our common stock and the conversion of all of our outstanding shares of common stock into shares of Class A common stock. After giving effect to the stock split and the conversion, the basic and diluted loss per share would have been , and for the nine months ended April 30, 2005 and the fiscal years ended July 31, 2004 and 2003, respectively.
(2)	Does not give effect to our - for - forward stock split of our common stock and the conversion of all of our outstanding shares of common stock into shares of Class A common stock. After giving effect to the stock split and the conversion, the weighted average number of shares used in the calculation of basic and diluted loss per share would have been , and for the nine months ended April 30, 2005 and the fiscal years ended July 31, 2004 and 2003, respectively.
(3)	As adjusted to give effect to our -for- forward stock split of our common stock, the conversion of all of our outstanding shares of common stock into shares of Class A common stock and the sale in this offering of shares of our Class B common stock at an assumed initial public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering costs payable by us.

RISK FACTORS

Investing in our Class B common stock involves a high degree of risk. You should consider carefully the risks described below and the other information in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to invest in our Class B common stock.

Risk Factors Relating to our Business

We are at an early stage of development and may not be able to implement our business strategy or obtain customers.

We commenced commercial operations in January 2005. Our historical operations have consisted mainly of our connectivity services and spectrum leasing business. Because our business strategy contemplates a number of new lines of business, such as cellular backhaul, and because we are at an early stage in the implementation of our business strategy, it is likely that our future business operations and results of operations will be significantly different from our historical business operations and results of operations. Currently, we have 10 employees who work directly for us. We do not plan to hire a significant number of additional employees or build the infrastructure required to deliver our services until we have signed long-term contracts with customers. As a result, failure to successfully implement our business strategy or obtain customers could have a material and adverse impact on our business prospects, results of operations and financial condition.

The FCC may cancel or revoke our licenses for past or future violations of the FCC’s rules, which could limit our operations and growth.

The value of our FCC licenses comprised approximately 49% of the book value of our assets at April 30, 2005. As an FCC licensee, we are subject to extensive regulatory oversight. In general, the FCC’s regulations impose potential limits on, among other things, the amount of foreign investment that may be made in some types of FCC licenses, on the free transfer or assignment of licenses, on the construction and technical aspects of the operation of wireless communication systems and on the nature of the services that can be provided within a particular frequency band. In addition, we are subject to certain regulatory and other fees levied by the FCC for certain classes of licenses and services. Under some circumstances, our licenses may be canceled or conditioned. We also may be fined for any past or future violation of the FCC’s rules, and in extreme cases, our licenses may be revoked.

Our FCC licenses may not be renewed upon expiration.

Our spectrum licenses in the 28-31 GHz LMDS and 39 GHz bands are granted for ten-year terms. The renewal date for our New York City LMDS license is in February 2006, and renewal dates for our 39 GHz EA licenses are in 2010. To qualify for renewal of a license, we must demonstrate that we have provided “substantial service” during the license term. The FCC has not issued any definitive renewal criteria or an objective definition of “substantial service” for LMDS and 39 GHz licenses but has only issued “safe-harbor” guidelines for offerings that represent radio transmissions from one fixed point to another fixed point, where the FCC has indicated that, to qualify for license renewal, the licensee should have, at the time of license renewal, constructed four individual point-to-point radio transmission links per channel per million persons in the market area. While all of our current service offerings are on a point-to-point basis, we do not currently meet the substantial service safe-harbor guidance provided by the FCC because we have not constructed four individual point-to-point links per channel per million persons in all market areas.

The FCC evaluates whether “substantial service” is provided as of the renewal date of each license. Additionally, the level of service that will be considered “substantial” may vary depending upon our type of service offering. While we currently do not expect to meet the “safe harbor” guidelines for our New York City LMDS License, which expires in February 2006, we expect to demonstrate “substantial service” in alternative ways or seek a waiver of that requirement. However, we may not be able to demonstrate substantial service or successfully obtain a waiver as of the expiration date of this or any of our other licenses. Further, the FCC may modify its perception of substantial service and, in the future, we may offer services for which the FCC establishes more stringent substantial service requirements. Finally, we expect that our FCC licenses will not be reviewed for substantial service on a company-wide basis but rather on a license-by-license basis, so it is possible that, if our networks are not built out in a given licensed region, the license for that region may be subject to non-renewal, even if we have offered “substantial service” in adjoining areas, or on some, but not all, licenses in that market. The loss of some of our licenses could limit the expansion of our business and harm our operating results.

We will need additional capital in the future to support our anticipated growth, and we may not be able to secure additional financing.

The deployment and installation of our network platform to meet customer specifications, and the expansion and adaptation of our technical capabilities as the number of users and the amount of information they wish to transport increases will require substantial financing beyond the proceeds of this offering. We may be unable to obtain the required additional financing on terms acceptable to us if at all. To satisfy customer requirements, we must customize and deploy our platform. Unanticipated developments also may require additional financing beyond the proceeds of this offering and cash on hand. If we are unable to secure adequate capital when needed, we may be unable to maintain or renew our FCC licenses or continue any level of operations. If we raise additional funds through the issuance of additional equity securities, our stockholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of our outstanding capital stock. If we raise additional funds by issuing debt, we may be subject to significant additional limitations on our operations. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand, develop or enhance our services, respond to competitive pressures or take advantage of other opportunities, any of which could slow our growth and adversely affect our business and prospects.

We expect to incur negative cash flows and operating losses during at least the next several years and may never achieve profitability.

We have generated operating and net losses since our predecessor’s inception, and we expect to continue to generate operating and net losses and negative cash flows for at least the next several years.

In addition, we anticipate that our operating expenses and capital expenditures will increase substantially in the near future as we work to establish our business and commercially deploy our fixed wireless network platform. We may never be able to develop a successful business or achieve or sustain profitability in the future. Our ability to develop a sustainable business based on our assets and to achieve profitability will depend, in part, on our ability to:

•	raise adequate additional capital when required;

•	attract and retain an adequate customer base;

•	deploy and commercialize our services;

•	achieve market acceptance of our services;

•	attract and retain experienced and talented personnel;

•	develop an effective sales and marketing strategy; and

•	establish strategic business relationships.

We may not be able to do any of these successfully. Our failure to do so is likely to have a material and adverse impact on our business, prospects, results of operations and financial condition.

If our services do not achieve market acceptance we may not obtain revenue, and our ability to achieve profitability would suffer.

The demand for our services is uncertain because the provision of wireless high-speed transmission services represents an emerging sector of the telecommunications industry. A substantial market for our services may not develop and the demand for our services may be adversely affected by:

•	historical perceptions regarding the burdens and unreliability of previous fixed wireless technologies;

•	the bankruptcies of Winstar Communications, Inc., Teligent, Advanced Radio Telecom, XO Communications and other telecommunications companies;

•	concerns about the quality and security of transmissions over fixed wireless networks or links;

•	the limited market history for fixed wireless services in the United States;

•	the failure of 3G mobile wireless technology to achieve widespread use and acceptance;

•	the failure of Federal government agencies to implement physical diversity and redundancy of network connections or to receive funding for that implementation;

•	the unwillingness of our customers to adopt fixed wireless technology to serve their connectivity needs over other alternatives, such as wired connections; and

•	the potential for substantial penalties if customers seek to terminate long term contracts with local wired communications providers in favor of fixed wireless solutions.

If we are unable to overcome these obstacles, they could have a material adverse effect on our business, prospects, results of operations and financial condition.

A key aspect of our business strategy is to provide backhaul services for providers of cellular wireless mobile telecommunications, and our business will depend to a substantial degree on the widespread adoption of bandwidth-intensive applications, such as 3G applications.

One of our primary business strategies is to provide cellular wireless mobile telecommunications companies with backhaul services, which is the movement of telecommunications traffic between cell sites and points of connection to wired networks. Demand for backhaul services will depend to a large extent on the widespread acceptance and use of 3G technologies, such as high speed data service, video phone capability, telephone photography, streaming video, downloadable music, and video games. The implementation of 3G technologies may require cellular companies to upgrade equipment and make significant capital expenditures, which may be delayed by a number of factors outside of our control. Any delay in implementation could result in reduced demand for backhaul services, which would have a material adverse effect on our ability to generate revenues and expand our business.

The value of our FCC licenses could decline, which could materially affect our ability to raise capital, and have a material adverse effect on our business.

The value of our fixed wireless FCC licenses comprised approximately 49% of the book value of our assets at April 30, 2005. A decline in the value of our FCC licenses could negatively impact our ability to raise capital both privately and in the public markets and could significantly reduce the value and the attractiveness of our stock to investors. The value of any or all of our FCC licenses could decrease as a result of many factors, including:

•	increases in supply of spectrum that provides similar functionality;

•	new radio technology in unlicensed bands that provides the same capability of our network;

•	a decrease in the demand for services offered with any of our FCC licenses;

•	lower values placed on similar licenses in future FCC auctions;

•	regulatory limitations on the use, transfer or assignment of any of our FCC licenses; or

•	bankruptcy or liquidation of any comparable companies.

Many of these factors depend on circumstances beyond our control. The occurrence of any of these events could have a material adverse effect on our ability to generate revenues and on our business, prospects, results of operations and financial condition and may also cause the market price of our common Class B common stock to decline.

Volatility in the value of our FCC licenses could cause volatility in the trading price of our stock.

Future increases or declines in the value of our FCC licenses could result from external market conditions in the wireless communications industry as well as the telecommunications industry as a whole and from other factors outside of our control that affect our business and the business of our targeted customers. Additionally, declines could occur as a result of lack of acceptance of the types of services that we offer or the development of more cost effective alternatives for delivering these services. This volatility in our license value could cause volatility in the price of our Class B common stock.

Our future financial results could be adversely impacted by asset impairments or other charges.

Prior to May 1, 2005, we capitalized and amortized our only identifiable intangible assets, acquired FCC licenses, on a straight-line basis over five years, with no residual value. Effective May 1, 2005, we changed the useful life of our FCC licenses from five years to an indefinite life. See Note 4 to our financial statements. As a result, we will assess the recoverability of our FCC licenses at least annually, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, based upon a fair value approach, rather than amortizing them over time. The value of our FCC licenses must be tested for impairment between the annual impairment tests if events or changes in circumstances indicate that the value might be impaired. Any impairment charge will be recorded as an operating loss. The amount of any annual or interim impairment charge could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long–Lived Assets.”

Under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we are required to assess the impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable as measured by the sum of the expected future undiscounted cash flows. The factors that management considers in determining whether to conduct an impairment review include significant underperformance relative to minimum future operating results, significant change in the manner of use of the assets, significant technological or industry changes, or changes in the strategy for our overall business. When we determine that the carrying value of certain long-lived assets may not be recoverable based upon the existence of one or more of the above impairment indicators, we then measure any impairment by considering sales prices for similar assets or based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in our current business model. In accordance with SFAS No. 144, any impairment charges will be recorded as operating losses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Long–Lived Assets.”

Any operating losses resulting from impairment charges under SFAS No. 142 or No. 144 could have an adverse effect on our net income, our earnings per share and the market price of our securities, including our Class B common stock.

The telecommunications market is highly competitive, and we may be unable to compete effectively, especially against competitors with greater financial and other resources.

We operate in a highly competitive environment and may not be able to compete successfully. In the short-term, we expect to face competition from wireline companies, including fiber providers such as the Regional Bell Operating Companies, and wireless companies and, in the longer term, from satellite communications companies, Internet service providers, cable television operators and others seeking to profit from the demand for high-speed services. We also expect to compete with new providers and technologies not yet introduced. Given the intense competition, we may be unable to compete effectively with these and other technologies and service providers in the short-term and, consequently, we may be unable to attract customers and grow and maintain our sales, or we may experience difficulty in developing longer-term opportunities.

Many of our competitors, particularly wireline carriers, are much larger and have significantly greater financial resources and experience than us. As a result, these competitors may be better able to develop and exploit new and superior technologies, adapt to changes in customer requirements, devote greater resources to the marketing and sale of their services or more rapidly deploy telecommunications services than we can.

Our results will be negatively affected if we fail to adapt to rapid technological changes and evolving industry standards, or if our competitors are able to implement more effective technologies than ours, giving them a competitive advantage.

The market for wireless telecommunications services is characterized by rapid change, evolving industry standards and frequent introductions of new technological developments. These new standards and developments could make our existing products and services obsolete. If our competitors implement more effective technologies than we do, we could be at a competitive disadvantage. Keeping pace with the introduction of new standards and technological developments could result in significant additional costs or prove difficult or impossible for us. The failure to adapt to these changes and to continue to enhance and improve the responsiveness, functionality and features of our service offerings in light of both the evolving demands of the market and competitive pressures could harm our ability to attract and retain customers. Among other things, we may need to license or develop leading technologies, enhance our existing services and develop new services and technologies in order to remain competitive. Furthermore, we may not be able to develop equipment and technology necessary for our success unless there is sufficient market demand and project financing available. We may not successfully use or develop new technologies, introduce new services or enhance our existing services on a timely basis, or achieve market acceptance for new technologies or enhancements used or developed by us. Our pursuit of necessary technological advances may require substantial time and expense. Our failure to adapt to rapid technological changes and evolving industry standards could have a material adverse effect on our business, prospects, results of operations and financial condition.

Additional spectrum may become available from the FCC, increasing the number of or viability of our competitors or even allowing our customers or potential customers to obtain their own spectrum outright, reducing their need to obtain it from other sources.

Other entities may obtain FCC licenses to operate spectrum in the same markets as we do, offering similar throughput capacities with comparable transmission reliability. These entities may decide to enter our business and offer services to telecommunications companies and our other targeted customers. They may be able to offer lower prices than we do or may have more spectrum available to use in a given market than we do. Alternatively, potential customers may decide to obtain equipment that operates on certain bands of frequencies that the FCC has designated, or may in the future designate, for use without individual FCC licensing.

During 2004, the FCC auctioned off seven additional 24 GHz spectrum licenses. The FCC still holds limited amounts of 39 GHz spectrum left over from the initial 39 GHz auction and also is considering a notice of proposed rulemaking relating to the possible auction of the 37 GHz band spectrum, which shares many physical similarities with our 39 GHz spectrum. Successful auctions in the 37 GHz or 39 GHz or other high frequency bands could increase the number of entities that hold the spectrum, and its general availability and could have a material adverse effect on the value of our spectrum. Companies that would otherwise use our services could instead decide to acquire spectrum rights in these auctions or obtain services from the winners of those auctions. Unsuccessful auctions of the spectrum may generate low winning bids and could therefore reduce the values of spectrum in neighboring bands, including the value of our spectrum licenses. Alternatively, the FCC may decide to allocate additional spectrum for licensing without auctions to certain classes of users, such as state and local government agencies, that otherwise might be potential customers of our services.

Our anticipated sales cycle makes our revenues difficult to forecast.

We anticipate that our sales cycle will be lengthy due to the time often necessary for customized design of specific solutions or the possibility that our customers may incur added recurring costs for our products and service offerings or added one-time costs to replace their current telecommunications systems. Our sales cycles will be subject to a number of significant delays over which we have little or no control. Due to our anticipated lengthy sales cycle, we expect that our revenues will be difficult to forecast.

We anticipate that most of our agreements with technology vendors will not be exclusive, and our technology vendors may not continue to support us.

Our competitors may license and use the same or similar technology that we plan to use. The vendors of technology that we may use in our services may not continuously support this technology, and we may not be able to adapt our own products and services to changes in their technology. In addition, financial or other difficulties of third party technology vendors could have an adverse affect on our ability to use, expand, support, modify or maintain the technologies incorporated in our services, and if these technologies become unavailable, we may not be able to find suitable alternatives. In the future, one of our significant vendors may choose to enter into an exclusive arrangement with one of our competitors. A failure by our vendors to support our technology could require us to change technologies or incur additional expense to adapt our current technologies, which could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, we will be dependent upon pricing by our vendors for the products with which they supply us, such as radios and other network equipment.

We may be subject to system disruptions resulting from third party disruptions or software defects that could adversely affect our business.

Our equipment and technology will be potentially vulnerable to third-party disruptions. Break-ins or other security problems could lead to interruptions, delays or cessations in our service. Any interruptions, delays or cessations of service could affect customer confidence in the security of our system and seriously damage our business. Moreover, even the perception by our customers or potential customers of substantial security concerns, whether or not valid, may inhibit market acceptance of our product and service offerings. We may incur significant costs to protect against the threat of or alleviate problems caused by security breaches. In addition, we are developing custom software products, which may contain undetected errors or defects. If security breaches occur or if the concerns of customers and potential customers are not adequately addressed, our business, prospects, results of operations and financial condition could be materially and adversely affected.

We depend on our technology and equipment, which we must protect against failures and interruptions.

Our services will depend on our technology and equipment, which we must protect against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, terrorist acts, vandalism and similar events. In addition, because our products and services are wireless in nature, they may be susceptible to radio frequency interference that may prove difficult to identify and remedy, causing disruption to our service or reducing the quality or reliability of our services to levels unacceptable to our customers. A natural or man-made disaster or other unanticipated problems could result in a loss, delay, or interruption of service. Further, failure of any of our telecommunications service providers to provide consistent communications capacity could also interrupt our monitoring services. Any failure or interruption could:

•	require us to spend substantial amounts of money replacing existing equipment or adding redundant facilities;

•	damage our reputation for reliable and secure service;

•	cause existing customers and referral partners to cancel their contracts;

•	cause customers to seek damages for losses incurred; or

•	make it more difficult for us to attract new customers or referral partners.

Any of these occurrences could adversely affect our business, prospects, results of operations and financial condition.

Because we are thinly staffed and highly dependent on a limited number of management persons, we may not be able to pursue longer term business opportunities.

We currently have 10 employees who work directly for us. We also rely on IDT and certain of its affiliates for services and support. Our ability to find and respond to opportunities to deliver our services in a cost-effective manner may be limited by the number of personnel we employ and our lack of capital and other operational resources. Even if we are able to identify customers to whom we can provide services, we may have to hire additional personnel without whom we may only be able to provide limited support for those services. This could result in customer dissatisfaction and loss. Additionally, our competitors, many of whom have significantly more personnel and greater resources, may be better able to seek and respond to opportunities than we can.

The loss of key personnel could adversely affect our business because these individuals are important to our continued growth.

Our future success depends to a significant extent on the skills, experience, performance and continued services of our senior management and other key personnel, including John C. Petrillo and Peter B. Atwal. We believe that our future success is highly dependent on our senior management to provide significant continuity in the execution of our growth plans. We do not maintain key-person insurance for any of our personnel. The loss of any members of our management team could harm our business. Competition for personnel throughout our industry is intense, and we may be unable to retain these key employees or attract or retain other highly qualified employees in the future. If we are not successful in attracting new personnel or retaining and motivating our current personnel, our business and prospects could be adversely affected.

If we are unable to secure access to transmission towers, building rooftops, intrabuilding services or signal transport facilities, we may be unable to provide services to potential customers.

The provision of our services may require that we enter into arrangements with certain property owners and signal transport facilities in order to house our equipment inside or on the rooftops of buildings where our customers are located. We may require similar agreements in order to access transmission towers or buildings that we plan to use as hubs or repeaters for our networks. However, we may be unable to enter into access arrangements on favorable terms or at all, and therefore may be unable to service certain prospective customers. Moreover, we may be unable to renew existing building access arrangements and, as a result, may lose existing customers upon expiration of these agreements. A loss of customers or a failure to expand our customer base could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, the general unavailability of transmission towers may hinder the expansion of our networks.

If we are unable to protect our intellectual property rights, our competitive position could be harmed, and we could be required to incur significant expenses to enforce our rights.

We regard our intellectual property rights as critical to our success. We rely on our intellectual property, including trademarks, copyrights, trade secrets and confidentiality and license agreements with our employees, customers and others to protect our proprietary rights. Despite our precautions, unauthorized third parties might copy portions of our technology or reverse engineer and use information that we regard as proprietary. Any misappropriation of our proprietary information by third parties could adversely affect our business and our competitive position, and we could become involved in costly and time consuming litigation to enforce our rights.

Intellectual property claims against us could be costly and could result in the loss of significant rights.

While we do not believe that our technology infringes on any issued patents or other intellectual property rights of others, third parties may assert trademark, copyright, patent and other types of infringement, misappropriation or unfair competition claims against us. These claims could result in payment by us of substantial damages, injunctive or other equitable relief that could block our ability to market our products and services or result in the loss of rights to technologies necessary to operate portions of our business. Any litigation, regardless of the outcome, could result in the expenditure of substantial amounts of money and diversion of managerial and other resources. Our ability to execute our business strategy will suffer if a successful claim of infringement is brought against us, and we are unable to develop or license non-infringing technology on a timely basis.

We may be subject to FCC rules regarding Universal Service Fund reporting and contributions, which could increase our costs.

The FCC rules require that certain providers of telecommunications file reports with, and make contributions to, the Universal Service Fund. In general, while reports may have to be filed, contributions to the USF generally need not be made with respect to revenues received for “resale-type” services — telecommunications capacity sold or leased in bulk to a carrier who then uses that capacity to provide services to end-users. Conversely, revenues received with respect to “retail-type” services generally are subject to a USF contribution requirement. Historically, revenue from certain of our services has been subject to a USF contribution requirement, and timely reports and contributions have been made. Our future operations may require us to make USF reports and/or contributions, depending on the nature of the services we offer and the type of customers we serve. USF contributions, which are typically passed to the customer, may make our services more expensive.

We are subject to potential interference by satellite operators or other spectrum users.

We operate our spectrum services primarily in the 39 GHz band, which the FCC has designated for exclusive primary non-governmental use to terrestrial fixed services. In the past, several major U.S. satellite companies petitioned the FCC to allow commercial satellite systems to operate within that band in the United States. In addition, in September 1999, the National Telecommunications and Information Administration, notified the FCC that the Department of Defense may wish to use the 39.5-40.0 GHz portion of the 39 GHz band for a future satellite system. To date the FCC has declined to propose new rules that would permit the introduction of satellite systems into the 39 GHz band. However, proceedings on this matter remain pending at the FCC. If satellite transmissions were allowed in the 39 GHz band as proposed by many of the satellite companies or the Department of Defense, their transmissions could adversely affect our operations by creating interference or causing the FCC to limit our transmissions in some way.

In recent years, the FCC has proposed rules to permit use of very low power radio systems in the same bands as other radio services. Adoption of these or similar rules for the bands in which we hold licenses could cause interference with our operations and/or divert customers who might otherwise use our service.

A substantial portion of our historical revenues were derived from a limited number of customers.

We have historically relied on a limited number of customers that have accounted for a significant portion of our revenues. One customer accounted for approximately 36%, 27% and 24% of our revenues for the nine months ended April 30, 2005 and for the years ended July 31, 2004 and 2003, respectively. Two other customers accounted for 14% and 10% of our revenues for the nine months ended April 30, 2005. We may lose any of these or our other major customers if we fail to meet or satisfy their needs.

We may have difficulty obtaining or retaining contracts with agencies of the U.S. government due to, among other things, prior engagements of our affiliates with them.

Connectivity services to governmental customers, either directly or as a subcontractor to another solution provider, accounted for approximately 38% of our historical revenue for the nine months ended April 30, 2005. Our affiliate, Winstar Government Solutions, LLC, also provides services to, or has arranged for alternative service for, governmental customers, and the scope and terms of that service have been the subject of disagreement between Winstar Government Solutions, LLC and the U.S. government. If this disagreement is not favorably resolved, it could result in litigation. The disagreement creates the risk that the U.S. government might declare Winstar Government Solutions, LLC and its affiliated companies ineligible for future government contracts or become generally unwilling to enter into agreements with us and preclude, discourage or prevent our participation as a subcontractor on government contracts. An inability to secure government contracts could have a material adverse effect on the development of our business prospects and future revenues from government sources.

Additional Risks Related to the Regulatory Framework

The extensive and continually evolving regulations to which we are subject could increase our costs and adversely affect our ability to implement our business plan successfully.

The FCC, various state regulatory bodies, local zoning authorities, and other governmental entities regulate us and the operation and installation of much of our equipment. These regulators conduct regular rulemaking proceedings and issue interpretations of existing rules that apply to us and affect our business operations, directly or indirectly. In October 2000, the FCC adopted regulations which are designed to facilitate nondiscriminatory access to rights of way within commercial multi-tenant environments, and the FCC has a pending proceeding in which it is considering whether to broaden the scope and applicability of regulations facilitating access to multi-tenant environments by competitive carriers and fixed wireless providers, such as us. There is no indication when, if ever, the FCC will make a decision in that rulemaking proceeding. The FCC also has a number of proceedings still pending to implement the Telecommunications Act of 1996, as amended, a law that, among other things, sought to generate increased competition in local telephone services. For example, on February 4, 2005, the FCC released new rules reducing the obligations for incumbent local exchange carriers, such as Verizon, BellSouth, and SBC, to make network elements available to requesting telecommunications carriers under the Communications Act of 1934, as amended. The matters described above and other regulatory proceedings could impose additional obligations on us or our customers, reduce the attractiveness of our service, give rights to our competitors, increase our costs, make the business plans of the carriers or other customers that purchase or may purchase our services less viable, and otherwise adversely affect our ability to implement our business plan.

Regulation of RF emissions and RF environments may limit our operations.

The FCC regulates the health and safety effects of radio frequency emissions by us and other wireless communications providers. Certain foreign jurisdictions also regulate RF emissions to various degrees. Any FCC licensee whose emissions in an area exceed five percent of the total permissible emissions limit is responsible for ensuring that the site meets applicable health and safety requirements. The fixed wireless equipment we use is designed to operate at RF emission levels well below the FCC’s standard. However, if we operate in an area where other higher RF emitters are operating, we could be required to cooperate with, and contribute financially to, efforts intended to bring the site within applicable health and safety limits.

We may be unable to obtain access to the premises and facilities of local exchange carriers.

To provide our services in certain markets and to certain customers, we will need access to the premises of local exchange carriers, including the incumbent local exchange carriers, or “ILECs,” such as Verizon, SBC, and BellSouth, to place equipment. The ability to place equipment at these locations may be derived from interconnection agreements that our existing affiliate companies have with these

ILECs. It is possible that one or more ILECs will, in the future, challenge our ability to act as a subcontractor to our affiliates and thus place equipment through our affiliates’ agreements. Also, we may not be able to negotiate favorable terms to locate the equipment directly, if required. Further, we cannot guarantee that upon the expiration of existing interconnection agreements, any successor agreements relating to the placement of equipment at the ILEC premises will be as favorable as the existing agreements. If we are unable to obtain access to ILEC premises for purposes of placing equipment used in our provision of services in an economical fashion, there could be a material adverse effect on our business operations, revenues, and profitability.

The FCC may determine that we are subject to common carrier regulation.

We currently offer our specialized wireless services to a limited customer base with very particular needs and requirements and do not offer our services indifferently to the public. Services to these customers are provided pursuant to individual contractual arrangements that are specifically tailored to meet the operational requirements of each customer. We therefore operate as a private carrier and do not consider our services to be telecommunications services subject to common carrier or telecommunications carrier obligations. The FCC has broad powers to require providers of communications facilities and services to operate as common carriers, and there is significant FCC and Federal court case law in regard to this issue. Based on this body of law, we do not believe that the FCC, if it examined the issue with respect to our services, would require us to begin operating as a common carrier. However, there can be no assurance of this, and the FCC could determine that legal or public policy reasons require some or all of our services to be offered on a common carrier basis or that our services are offered to a broad enough segment of the public to warrant classification as a common carrier. In addition, the FCC could change its rules or regulations or its interpretations of the Communications Act of 1934 to require us to provide our services as a common carrier. Should the FCC conclude that we are a common carrier, we would become subject to a number of additional regulatory obligations. The precise nature of those obligations will vary depending upon the particular services offered, but we could be required by the FCC to offer services according to published rates, terms and conditions deemed to be just, reasonable, and non-discriminatory. We could also be required to make certain additional reports to the FCC, pay additional regulatory fees, and adhere to other requirements imposed on common carriers. Adherence to these obligations could materially affect our costs of providing services and therefore have an adverse impact on our business operations, revenues, and profitability.

State commissions may try to exert jurisdiction over our services.

We believe that the non-switched, dedicated wireless communications links that we are providing are used by our customers as part of their interstate communications networks and that only a small percentage of the communications that are routed by customers over those facilities originate and terminate within the same state. In addition, our services are marketed and provided only to limited and discrete types of customers and not to the public at large. For these reasons, we believe that the services are jurisdictionally interstate in nature and are not subject to state public utility regulation. Nonetheless, it is possible that one or more state regulators will seek to assert jurisdiction over, and therefore impose additional regulatory burdens on us and our services. For example, some state regulators might claim jurisdiction to regulate us as a public utility where we provide point-to-point facilities and services within states where we do business. The precise nature of these obligations varies from state to state, but as a public utility we could be required by state regulators to apply for and maintain Certificates of Public Convenience and Necessity, file tariffs and reports, and fulfill other administrative and financial obligations such as state universal service fund obligations in connection with our services. At this time, we are not aware of any state that has or is considering making a claim of jurisdiction over us, and we have not applied for any Certificates of Public Convenience and Necessity in any states where we do business. However, if one or more state regulatory commissions were to impose regulations on our services, our compliance with these regulations could materially increase our costs of providing services and therefore have an adverse impact on our business operations, revenues and profitability.

Risk Factors Relating to our Corporate Structure

Because IDT and, indirectly, IDT’s principal stockholder have voting control over us, the ability of other stockholders to influence our policies may be limited, and we are exempt from certain NASDAQ corporate governance requirements.

IDT, through its wholly-owned subsidiary, Winstar Holdings, LLC, owns all of our outstanding Class A common stock and therefore a substantial majority of the voting power with respect to our capital stock. Howard S. Jonas, the Chairman of the Board and founder of IDT, is the beneficial owner of voting securities of IDT representing approximately 57.9% of the combined voting power of IDT’s outstanding capital stock, as of January 10, 2005. As a result, IDT and Mr. Jonas are able to control matters requiring approval by our stockholders, including the election of all of our directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. Thus, the ability of any of our other stockholders to influence the management of our company is limited. In addition, we are considered to be a “controlled company” for the purposes of the NASDAQ Marketplace Rules. As such, we are permitted to opt out of the NASDAQ requirements that would otherwise require our board of directors to have a majority of independent directors and to have compensation, nominating and corporate governance committees consisting entirely of independent directors. Although we currently do not meet the NASDAQ requirement for a majority-independent board of directors, we expect to appoint an additional independent director, who will also serve as our audit committee financial expert, and therefore to comply with that requirement prior to the time this offering is completed. We have elected to opt out of the requirements to have an independent nominating and corporate governance committee. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

We rely on the services IDT and its affiliates provide to us.

We currently depend on IDT and its affiliates with respect to certain aspects of our business, including, without limitation, telecommunications and network support services and administrative, personnel, technical, financial and infrastructure support. Through these relationships, we are able to achieve cost efficiencies that we could not at this stage achieve on our own. Although we have entered into service agreements with IDT and its affiliates, for each of them to provide these services though the expiration of these agreements, if any of them were to become unwilling or unable to provide their current level of services to us during the term of these agreements or thereafter, we may not be able to find replacement service providers on a timely or on as favorable a basis. If we are required to change providers, we would likely experience delays, operational difficulties and increased expenses and our ability to provide services to our customers or expand our operations might be impaired. The inter-company agreements with IDT and its affiliates were made in the context of affiliated-party relationships. As a result, the terms of these agreements may be better or worse than the terms that might have been negotiated by unaffiliated third parties for similar arrangements. See “Certain Related Party Transactions”.

We have not paid any dividends and have no plan for the foreseeable future to pay dividends.

We have not paid and do not anticipate paying any dividends on our capital stock in the foreseeable future, including, without limitation, with respect to the Class B common stock. We intend to retain our earnings, if any, for use in our growth and ongoing operations. See “Dividend Policy” below.

Risk Factors Relating to this Offering

You will incur immediate and substantial dilution and may experience further dilution.

The initial public offering price of our Class B common stock is substantially higher than the net tangible book value per share of the outstanding Class B common stock. If you purchase shares of our Class B common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of the Class B common stock from the price you pay for the stock. New investors will experience an immediate dilution of $             per share assuming an initial public offering price of $             per share (the midpoint of the range set forth on the cover of this prospectus). Effective as of the date the initial public offering price is determined, we intend to grant options to acquire              shares of Class B common stock at an initial exercise price equal to the initial public offering price. An additional              shares of Class B common stock will be reserved for issuance under our Stock Incentive Plan. To the extent that option holders exercise outstanding options to purchase Class B common stock, there may be further dilution. We may raise additional funds through future sales of our Class B common stock. Any financing may result in additional dilution to our shareholders.

Future sales of shares of our Class B common stock may negatively affect its stock price.

If IDT or our other stockholders sell substantial amounts of our Class B common stock in the public market following this offering, the market price of our common stock could fall. We and the holders of substantially all of our shares of common stock have agreed not to sell, directly or indirectly, any common stock without the prior written consent of WR Hambrecht + Co for a period of 180 days from the date of the agreement , or longer, as more fully described under “Underwriting — Lock-up Agreements.” However, WR Hambrecht + Co may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the securities subject to the lock-up agreements. The market price of our common stock could fall if a major shareholder sells substantial amounts of our common stock. After this offering, we will have shares of Class B common stock outstanding. Of these shares, all of the shares being offered pursuant to this prospectus are expected to be freely tradable. Sales of substantial amounts of Class B common stock, including any shares issued in connection with future acquisitions that may be issued with registration rights, may adversely affect the prevailing market price for our Class B common stock and could impair our ability to obtain additional capital by offering equity securities.

We have broad discretion as to the use of net proceeds from this offering.

Our management will have broad discretion with respect to the expenditure of the net proceeds of this offering. You will be relying on the judgment of our management regarding the application of these net proceeds. See “Use of Proceeds”.

Our Class A Common Stock has significantly greater voting rights than the Class B Common Stock.

The holders of our Class A common stock will be entitled to ten votes per share. The holders of our Class B common stock will be entitled to one vote per share and will be entitled to vote as a single class together with the holders of the Class A common stock on all matters subject to shareholder approval. This means that the holders of a majority of our Class A common stock, currently a subsidiary of IDT, will have the ability to control matters requiring approval by our stockholders, including the election of all but one of our directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. See “Risk Factors Relating to Our Corporate Structure — Because IDT and, indirectly, IDT’s principal stockholder have voting control over us, the ability of other stockholders to influence our policies may be limited, and we are exempt from certain NASDAQ corporate governance requirements”.

Risks Related to the Auction Process for Our Offering

Potential investors should not expect to sell their shares for a profit shortly after our Class B common stock begins trading.

We will determine the initial public offering price for the shares of Class B common stock sold in this offering through an auction conducted by the underwriter. We believe that the auction process will reveal a clearing price for these shares. The clearing price is the highest price at which all of the shares offered (including the shares subject to the underwriter’s over-allotment option) may be sold to potential investors. Although the underwriter and we may elect to set the initial public offering price below the auction clearing price, the public offering price may be at or near the clearing price. If there is little to no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would decline following the initial public offering. If your objective is to make a short-term profit by selling the shares you purchase in this offering shortly after trading begins, you should not submit a bid in the auction.

Some bids made at or above the initial public offering price may not receive an allocation of shares.

The underwriter may require that bidders confirm their bids before the auction for the initial public offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid will be rejected and will not receive an allocation of shares even if the bid is at or above the initial public offering price. Further, if the auction process leads to a pro rata reduction in allocated shares and a rounding down of share allocations pursuant to the rules of the auction, a bidder may not receive any shares in this offering despite having bid at or above the initial public offering price. In addition, we, in consultation with the underwriter, may determine, in our sole discretion, that some bids that are at or above the initial public offering price are manipulative of or disruptive to the bidding process, not creditworthy, or otherwise not in our best interest, in which case the bids may be rejected or reduced. For example, in previous transactions for other issuers in which the auction process was used, the underwriter has rejected or reduced bids when the underwriter, in its discretion, deemed the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, the underwriter or a participating dealer may assess a bidder’s creditworthiness based solely on the bidder’s history with the underwriter or participating dealer. The underwriter has also rejected or reduced bids that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Other conditions for valid bids, including eligibility and account funding requirements of participating dealers, may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriter or a participating dealer while another bidder’s identical bid is accepted.

Potential investors may receive a full allocation of the shares they bid for if their bids are successful and should not bid for more shares than they are prepared to purchase.

If the initial public offering price is at or near the clearing price for the shares offered in this offering, the number of shares represented by successful bids will equal or nearly equal the number of shares offered by this prospectus. Successful bidders may therefore be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock that they are willing and prepared to purchase.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections, estimates or other characterizations of future events or circumstances are forward-looking statements.

We operate in a highly competitive and rapidly changing business that is technology driven. Our business is affected by government regulation, economic, political and social conditions and technological developments. Factors that could cause our actual results to differ materially from those implied by the forward-looking statements in this prospectus include, but are not limited to:

•	the inability to implement our business strategy and obtain customers;

•	cancellation, revocation or non-renewal of our FCC licenses;

•	changes in the regulatory environment;

•	continued negative cash flows and operating losses;

•	the inability of our services to gain market acceptance;

•	the failure of cellular mobile wireless telecommunications providers to implement 3G technology, delays in the implementation or the failure of 3G technology to gain widespread acceptance;

•	an inability to secure additional capital to finance our operations and capital expenditures in the future;

•	a decline in the value of our licenses;

•	increased competition; and

•	obtaining and retaining contracts with agencies of the U.S. government or enterprise customers.

These and other factors that could cause actual results to differ from those implied by forward-looking statements in this prospectus are more fully described in the “Risk Factors” section and elsewhere in this prospectus.

Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results and do not intend to do so. These statements are only predictions. Actual events or results may differ materially.

USE OF PROCEEDS

We estimate that that we will receive approximately $             million in net proceeds from this offering, or $             million if the underwriter’s over-allotment option is exercised in full, based upon an assumed initial public offering price of $             per share, after deducting underwriting discounts and commissions and estimated offering costs payable by us. We expect to use our net proceeds from this offering as follows:

•	to continue development and field trials of our operations management platform and equipment;

•	for sales, marketing and other working capital purposes; and

•	for general corporate purposes.

Pending use of the net proceeds for the purposes described above, we plan to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities. We anticipate that our existing resources, together with the net proceeds of this offering, will enable us to continue development of our platform and equipment and to engage in sales and marketing activities for at least 12 months from the date of this prospectus.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A or Class B common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, any contractual restrictions and other factors as our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2005:

•	on an actual basis; and

•	on an as adjusted basis, giving effect to our -for- forward stock split of our common stock, the conversion of all of our outstanding shares of common stock into shares of Class A common stock and this offering of shares of our Class B common stock at an assumed initial public offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering costs payable by us.

	As of April 30, 2005
	Actual	As adjusted (1)
	(in thousands, except share data)
Cash, cash equivalents and marketable securities	$4,947	$

Long-term debt:
7.00% senior unsecured note due 2010	$10,000		$10,000

Stockholder’s deficit:
Common stock, $0.01 par value, 1,500 shares authorized, issued and outstanding on an actual basis and no shares authorized, issued and outstanding on an as adjusted basis	—		—
Class A common stock, $0.01 par value, no shares authorized, issued and outstanding on an actual basis and 50,000,000 shares authorized and shares issued and outstanding on an as adjusted basis	—
Class B common stock, $0.01 par value, no shares authorized, issued and outstanding on an actual basis and 150,000,000 shares authorized and shares issued and outstanding on an as adjusted basis	—
Additional paid-in capital	10,914
Accumulated deficit	(11,573)

Total stockholder’s deficit	$(659)

Total capitalization	$9,341	$

(1)	As adjusted share amounts do not include shares issuable by us if the underwriter exercises its over-allotment option.

DILUTION

The net tangible book value per share of our common stock is the difference between our tangible assets and our liabilities, divided by the number of shares of common stock outstanding. For investors in this offering, dilution is the difference between the initial public offering price per share of the Class B common stock in this offering and the net tangible book value per share of our common stock immediately after completing this offering. Dilution results from the fact that the per share offering price of the Class B common stock is substantially in excess of the net tangible book value per share attributable to the existing stockholders for the presently outstanding stock.

On April 30, 2005, our net tangible book value prior to this offering was a deficit of approximately $                    , or approximately $             per share, based on shares of common stock outstanding.

As of April 30, 2005, without taking into account any changes in our net tangible book value subsequent to that date other than the sale of the Class B common stock in this offering at the assumed initial public offering price of $     per share, the mid-point of the range shown on the cover of this prospectus, after deducting the estimated underwriting discount and other offering expenses, the net tangible book value of each of the outstanding shares of common stock would have been $     after this offering. Therefore, new investors in the Class B common stock would have paid $     for a share of Class B common stock having a net tangible book value of approximately $     per share after this offering. That is, their investment would have been diluted by approximately $     per share. At the same time, existing common stockholders would have realized an increase in net tangible book value of $     per share after this offering without further cost or risk to themselves. The following table illustrates this per share dilution:

Initial public offering price per share of Class B common stock		$
Net tangible book value per share of common stock before this offering	$
Increase in net tangible book value per share of common stock attributable to investors in this offering

Net tangible book value per share of common stock after this offering (1)(2)

Dilution per share to new investors

(1)	After deduction of the estimated offering expenses payable by us, including the underwriting discount.
(2)	Does not give effect to the issuance of up to shares issuable by us if the underwriter exercises its over-allotment option.

The following table summarizes, as of April 30, 2005, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors		%		%

Total		100.0%		$100.0%	$

The discussion and tables above assume no exercise of stock options to be outstanding as of the date of the completion of this offering. As of the completion of this offering, we expect to have options outstanding to purchase a total of shares of Class B common stock at an exercise price per share equal to the initial public offering price. For more information, please see “Shares Eligible for Future Sale.”

SELECTED HISTORICAL FINANCIAL DATA

Set forth in the following tables are selected audited and unaudited historical consolidated financial data as of the dates, and for each of the periods, specified. The operating data for the nine months ended April 30, 2005 and for the fiscal years ended July 31, 2004 and 2003 and the balance sheet data as of April 30, 2005 and July 31, 2004 were derived from our consolidated financial statements which have been audited by Ernst & Young LLP, an independent registered public accounting firm and are included elsewhere in this prospectus. The balance sheet data as of July 31, 2003 and 2002 and the statement of operating data for the period from December 19, 2001 to July 31, 2002 were derived from unaudited financial statements that are not included in this prospectus. We have not included selected financial information with respect to periods prior to December 19, 2001, because that financial information is unavailable.

Because our business and assets were transferred to us by our parent, IDT, in December 2004 and January 2005, our historical financial information does not necessarily reflect our financial position, results of operations, changes in stockholder’s deficit and cash flows in the future or what they would have been had we been a separate, stand-alone entity during the periods presented. In addition, because we are at an early stage of development, our historical financial information included in this prospectus does not necessarily reflect our future results of operations. See “Presentation of Financial Information.”

The following selected historical consolidated financial and subscriber data should also be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” our historical financial statements and the related notes, all of which are included elsewhere in this prospectus.

	Nine months ended April 30, 2005	Fiscal years ended July 31,		Period from December 19, 2001 to July 31, 2002
		2004	2003
	(in thousands, except share and per share data)			(unaudited)
Statement of Operations Data:
Revenues	$1,345	$2,843	$3,606	$2,562
Costs and expenses:
Cost of revenues (exclusive of amortization)	563	1,144	1,363	1,071
Selling, general and administrative	2,473	793	906	2,464
Amortization	2,452	3,269	3,269	2,012

Total costs and expenses	5,488	5,206	5,538	5,547

Loss from operations	(4,143)	(2,363)	(1,932)	(2,985)
Interest expense to Winstar Holdings	(175)	—	—	—
Interest income	25	—	—	—

Net loss	$(4,293)	$(2,363)	$(1,932)	$(2,985)

Earnings per share:
Basic and diluted loss per share(1)	$(2,862)	$(1,575)	$(1,288)	$(1,990)

Weighted average number of shares used in calculation of basic and diluted loss per share(2)	1,500	1,500	1,500	1,500

	April 30, 2005	July 31,
		2004	2003	2002
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$4,947	$—	$—	$—
Working capital (deficit)	3,698	(15,062)	(15,980)	(17,316)
Total assets	10,922	8,537	11,912	15,027
Senior unsecured note payable to Winstar Holdings	10,000	—	—	—
Total stockholder’s deficit	$(659)	$(7,268)	$(4,917)	$(2,985)

(1)	Does not give effect to our - for - forward stock split of our common stock and the conversion of all of our outstanding shares of common stock into shares of Class A common stock. After giving effect to the stock split and the conversion, the basic and diluted loss per share would have been , and for the nine months ended April 30, 2005 and the fiscal years ended July 31, 2004 and 2003, respectively.

(2)	Does not give effect to our - for - forward stock split of our common stock and the conversion of all of our outstanding shares of common stock into shares of Class A common stock. After giving effect to the stock split and the conversion, the weighted average number of shares used in the calculation of basic and diluted loss per share would have been , and for the nine months ended April 30, 2005 and the fiscal years ended July 31, 2004 and 2003, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We hold licenses for a large and broad collection of commercial fixed wireless spectrum in the United States, both in terms of geographic scope and total bandwidth. We are developing a fixed wireless network platform that will integrate our wireless spectrum with our operational management capabilities and a flexible architecture to serve the specialized backhaul and telecommunications connectivity needs of a wide variety of customers, such as cellular phone network providers, commercial enterprises, government agencies and first-responders.

We anticipate providing our services for the following applications:

•	backhauling mobile wireless voice and data transmissions by providing high-bandwidth connectivity for cellular and other wireless telecommunications providers between their cell sites and wired network connection points;

•	last mile connectivity for enterprises and other organizations to interconnect networks;

•	physical diversity and redundancy in connections to existing networks for various government agencies and commercial enterprises; and

•	high-bandwidth connectivity to networks for providers of wireless broadband connectivity applications, such as WiMax.

We expect to generate revenue from our future customers based on the amount of data transmitted through our networks, supplemented by monthly or periodic flat service fees and equipment fees.

Our current business consists of providing wireless connectivity services to a number of enterprises and systems integrators and leasing portions of our spectrum to various users for lump-sum lease payments, which we are recognizing over the term of the lease. In the short to intermediate term, we expect revenues to decline as a result of our decision not to market our services until our operations management systems and equipment are in place.

Presentation of Financial Information

Basis of presentation

In December 2001, IDT, through its subsidiary Winstar Holdings, LLC, acquired FCC spectrum licenses and other assets from the bankruptcy estate of Winstar Communications, Inc., an unrelated third party. Winstar Holdings then caused the spectrum licenses to be assigned to its subsidiary, Winstar Spectrum, LLC. In December 2004, Winstar Holdings formed IDT Spectrum, LLC and caused Winstar Spectrum, LLC to transfer and assign to IDT Spectrum, LLC substantially all of its FCC spectrum licenses. In January 2005, Winstar Holdings formed us and contributed to us all of its interests in IDT Spectrum, LLC, as well as the other assets used in its connectivity services and spectrum leasing business, including customer lists and trade accounts receivable.

The consolidated financial statements for the periods prior to the commencement of our operations in January 2005 reflect the financial position, results of operations, changes in stockholder’s deficit and cash flows of the business that was transferred to us as if the transfer was completed on December 19, 2001 and as if we were a separate entity for all periods presented. The financial statements have been prepared using the historical basis for the assets and liabilities and historical results of operations related to the business that was transferred to us.

Our financial statements include revenue for all services that related to the connectivity services and spectrum leasing business transferred to us prior to January 31, 2005. Neither we nor IDT had employees solely dedicated to that business during the periods prior to January 31, 2005. Salaries, employee benefits, non-cash compensation, and direct cost of revenues included in the financial statements for those periods were allocated to us based on estimates of the incremental costs incurred by IDT related to the transferred business. General corporate overhead consisted primarily of rent, insurance, utilities, and professional services. This overhead was allocated to us generally based on the proportion of our costs and expenses to IDT’s costs and expenses. Management believes that these allocations reasonably approximate the costs incurred by IDT on behalf of the transferred business. However, the costs as allocated to us are not necessarily indicative of the costs that would have been incurred if we had performed these functions as a stand-alone entity. For those reasons, the financial information included in this prospectus does not necessarily reflect our financial position, results of operations, changes in stockholder’s deficit and cash flows in the future or what they would have been had we been a separate, stand-alone entity during the periods presented. In addition, because we are at an early stage of development, our historical financial information included in this prospectus does not necessarily reflect our future results of operations.

Presentation of our statements of operations

The line items in our statements of operations include the following:

•	Revenues. Our revenues consist primarily of revenues paid to us by our customers, which we recognize as services are provided.

•	Direct cost of revenues. Our direct cost of revenues include building access costs, costs of capacity and lease of equipment, some of which is leased from IDT. Direct cost of revenues does not include amortization expense. We recognize direct cost of revenues as it is incurred in connection with the provision of services.

•	Selling, general and administrative expense. Our selling, general and administrative expense includes variable and non-variable expenses not directly associated with maintenance or delivery of our products and services to customers, such as administrative salary costs, advertising and marketing expenses, billings, repair and maintenance and other administrative overhead costs. Employee costs recorded under selling, general and administrative expense represent costs of employees, such as administrative and management personnel.

•	Amortization expense. Our amortization expense includes amortization of spectrum licenses. Until May 1, 2005, we amortized our licenses on a straight-line basis over a five-year assumed useful life. Effective May 1, 2005, we began to treat our licenses as indefinite-lived intangibles because of changes to the business potential of the licenses, industry practice and the nature of the processes and requirements for the renewal of the licenses, and therefore ceased amortizing the licenses. See Note 4 to our financial statements. As a result, it is likely that amortization expense and net income for periods prior to May 1, 2005 will not be fully comparable to periods subsequent to May 1, 2005.

References to “fiscal 2003” and “fiscal 2004” are references to our fiscal years ended July 31, 2003 and 2004, respectively.

Critical Accounting Policies

Our financial statements are prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Management continually evaluates its estimates including those related to long-lived assets, revenue recognition, cost recognition and allowance for doubtful accounts. Management bases its estimates and judgment on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies, the following may involve a higher degree of judgment. See Note 2 to our financial statements.

Long-lived assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we assess the recoverability of our identifiable intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If the assessment indicates that the carrying value of the asset is greater than the expected undiscounted cash flows to be generated by the asset, then an impairment adjustment is recognized. This adjustment consists of the amount by which the carrying value of the asset exceeds its fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows from the asset using an appropriate discount rate.

Prior to May 1, 2005, we amortized our FCC licenses on a straight-line basis over five years, with no residual value. Effective May 1, 2005, we changed the useful life of our licenses from five years to an indefinite life. See Note 4 to our financial statements.

Indefinite-lived intangible assets are subject to review for impairment based on the requirements of SFAS No. 142, Goodwill and Other Intangible Assets.

Since we began to treat our FCC licenses as indefinite-lived intangible assets effective May 1, 2005, we are required to test these assets for impairment on at least an annual basis or on an interim basis if an event occurs or circumstances change that would indicate the asset might be impaired. We utilize a fair value approach, incorporating discounted cash flow analysis and comparisons to market value of similar companies, to complete the test. We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If any of the assumptions were to change, our FCC licenses may become impaired.

Revenue and cost recognition

Revenues from connectivity services provided to customers are recognized as services are provided. Revenues from spectrum leasing are recognized ratably over the lease term. Direct cost of revenues includes building access costs, costs of capacity and lease of equipment from IDT. These costs are recognized when incurred in connection with the provision of services.

Allowance for doubtful accounts

We maintain an allowance for doubtful trade accounts receivable for potential losses resulting from the inability of our customers to make required payments. We base our allowance on the likelihood of recoverability of trade accounts receivable based on past experience and current collection trends that are expected to continue. In addition, we perform ongoing credit evaluations of our significant customers, but historically we have not required collateral to support trade accounts receivable from our customers.

Results of Operations

Nine months ended April 30, 2005 compared to year ended July 31, 2004

Revenues.  Our revenues decreased 52.7%, from $2.8 million in fiscal 2004 to $1.3 million in the nine months ended April 30, 2005. Beginning in May 2004, Winstar Holdings decided to discontinue its retail switched telecommunications services business, a process that was completed by April 30, 2005. As a result of this decision, some of our connectivity services customers who also were retail switched telecommunications services customers of Winstar Holdings also discontinued receiving our connectivity services, resulting in a decrease in revenues during the nine months ended April 30, 2005. The decrease in revenue is also due to comparing nine months of activity to a full year.

Direct cost of revenues.  Direct cost of revenues decreased 50.8%, from $1.1 million in fiscal 2004 to $0.6 million in the nine months ended April 30, 2005. The decrease is due primarily to the decrease in revenues. As a percentage of revenues, direct costs increased slightly from 40.2% in fiscal 2004 to 41.9% in the nine months ended April 30, 2005.

Selling, general and administrative.  Selling, general and administrative expense increased 211.8%, from $0.8 million in fiscal 2004 to $2.5 million in the nine months ended April 30, 2005. This increase is due to expenditures resulting from our strategic decision to expand our business during the third quarter of fiscal 2005, which has not yet contributed materially to our revenues. As a result of the above-mentioned discontinuation of Winstar’s retail switched telecommunications services business, which did not immediately result in a commensurate reduction in selling, general and administrative expense incurred during the nine months ended April 30, 2005, a larger proportion of those expenses were allocated to us during that period. The increase is partially offset due to comparing nine months of activity in the nine months ended April 30, 2005 to a full year in fiscal 2004. As a percentage of total revenues, selling, general and administrative expense increased from 27.9% in fiscal 2004 to 183.9% in the nine months ended April 30, 2005, as selling, general and administrative expense grew while revenues decreased. We expect selling, general and administrative expense to continue to increase as we grow our business and expand into new lines of business.

Amortization.  Amortization expense decreased 25%, from $3.3 million in fiscal 2004 to $2.5 million in the nine months ended April 30, 2005 due to comparing nine months of activity to a full year. As a percentage of revenues, amortization expense increased from 115.0% in fiscal 2004 to 182.3% in the nine months ended April 30, 2005, as revenues decreased while amortization remained basically constant. Effective May 1, 2005, we changed the useful life of our licenses from five years to an indefinite life and thus no longer amortize our licenses. Furthermore, we will now assess the recoverability of our licenses at least annually, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

Loss from operations.  Our loss from operations increased from $2.4 million in fiscal 2004 to $4.1 million in the nine months ended April 30, 2005. The increase in our loss from operations is primarily due to the decrease in revenues and the fast growth in selling, general and administrative expense. The increase is partially offset by comparing nine months of activity to a full year.

Interest.  Interest expense of $0.2 million was accrued on the note payable to Winstar Holdings during the nine months ended April 30, 2005. There was no interest expense in fiscal 2004.

Net loss.  Our net loss increased from $2.4 million in fiscal 2004 to $4.3 million in the nine months ended April 30, 2005. The increase in our net loss is primarily due to the decrease in revenues and the fast growth in selling, general and administrative expense, partially offset by comparing nine months of activity to a full year.

Year ended July 31, 2004 compared to year ended July 31, 2003

Revenues.  Our revenues decreased 21.2%, from $3.6 million in fiscal 2003 to $2.8 million in fiscal 2004. As discussed above, beginning in May 2004, Winstar Holdings decided to discontinue its retail switched telecommunications services business. As a result of this decision, some of our connectivity services customers who also were retail switched telecommunications services customers of Winstar Holdings also discontinued receiving our connectivity services, resulting in a decrease in revenues during the last quarter of fiscal 2004. The decrease is also due to our strategic decision not to actively market our services during this period.

Direct cost of revenues.  Direct cost of revenues decreased 16.1%, from $1.4 million in fiscal 2003 to $1.1 million in fiscal 2004. The decrease is due primarily to the decline in revenues. As a percentage of total revenues, direct costs increased from 37.8% in fiscal 2003 to 40.2% in fiscal 2004. This increase in direct costs as a percentage of total revenues is due to revenues decreasing as a result of the cessation of operations before we were able to reduce fixed costs associated with operations.

Selling, general and administrative.  Selling, general and administrative expense decreased 12.6%, from $0.9 million in fiscal 2003 to $0.8 million in fiscal 2004. This decrease is primarily due to the discontinuation of Winstar Holdings’ retail switched telecommunications services business. As a percentage of total revenues, selling, general and administrative expense increased from 25.2% in fiscal 2003 to 27.9% in fiscal 2004 as a result of the decrease in revenues.

Amortization.  Amortization expense remained unchanged at $3.3 million in fiscal 2003 and 2004. As a percentage of revenues, amortization expense increased from 90.6% in fiscal 2003 to 115.0% in fiscal 2004, due to the decrease in revenues discussed above.

Loss from operations and net loss.  Our loss from operations and net loss were $1.9 million in fiscal 2003 compared to $2.4 million in fiscal 2004. The increase in our losses is primarily due to the decrease in revenues and the increase in selling, general and administrative expense, as discussed above.

Liquidity and Capital Resources

Historically, we have satisfied our cash requirements through a combination of cash advances from IDT on an as-needed basis and cash flow from operating activities. The advances from IDT are reflected in the $10.0 million note discussed below.

As of April 30, 2005, we had cash and cash equivalents and marketable securities of approximately $4.9 million and working capital of approximately $3.7 million. We used $0.8 million of cash from operating activities during the nine months ended April 30, 2005, compared to $1.0 million of cash that was generated from operating activities during year ended July 31, 2004. Our cash flow from operations varies significantly from quarter to quarter and from year to year. The decrease in cash generated from operating activities is primarily due to the decrease in revenues and the increase in selling, general and administrative expense during the nine months ended April 30, 2005 compared to fiscal year 2004.

We used $4.9 million of cash for investing activities during the nine months ended April 30, 2005 in order to purchase marketable securities. We had no investing activities in fiscal 2004.

We generated $5.8 million in cash from financing activities during the nine months ended April 30, 2005 as a result of net advances of $6.1 million from Winstar Holdings offset by deferred offering costs of $0.3 million relating to this offering. We used $1.0 million of cash in financing activities as a result of net repayments to Winstar Holdings during the year ended July 31, 2004. The future minimum payments of interest on our note payable to Winstar Holdings are $0.7 million in each of the next five fiscal years. The principal balance on the note is due in 2010, and may be prepaid at our option.

Liquidity Assessment

Our principal future cash requirements will relate to:

•	the development of our platform for providing fixed wireless telecommunications services;

•	the development of equipment for our fixed wireless networks;

•	the deployment and installation of our network platform to meet customer specifications; and

•	sales and marketing activities.

Because we intend to tailor our fixed wireless networks to customer needs and specifications, we expect that we will not make substantial capital expenditures to build-out our fixed wireless networks until we sign service agreements with customers. We intend to seek debt or equity financing for those capital expenditures on a project-by-project basis or from vendors.

We therefore believe that, after giving effect to the completion of this offering, we will have sufficient cash to continue our existing business, to continue development of our platform and equipment and to engage in sales and marketing activities for at least 12 months after the completion of this offering.

Off-Balance Sheet Arrangements

We do not have any “off-balance sheet arrangements”, as defined in relevant SEC regulations, that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments

With the exception of the senior unsecured note payable to Winstar Holdings in the amount of $10.0 million, we currently have no other material contractual obligations.

Quantitative and Qualitative Disclosures About Market Risk

All of our indebtedness, which consists of the $10.0 million note payable to Winstar Holdings, bears interest at a fixed rate of 7.0% per year. As a result, we have no interest rate management derivative instruments. As of April 30, 2005, we held approximately $4.9 million of marketable securities, substantially all of which are government securities. We are exposed to market risk due to changes in the market value of those securities.

Inflation

We believe that inflation has not had a material impact on our results of operations during the two years ended July 31, 2003 and 2004 or the nine months ended April 30, 2005.

Recently Issued Accounting Pronouncements

On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, which we refer to as SFAS No. 123(R). SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, which we refer to as APB 25, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

SFAS No. 123(R) permits us to adopt its requirements using one of two methods:

1.    A “modified prospective” method in which compensation cost is recognized beginning with the August 1, 2005 adoption date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after August 1, 2005 and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to August 1, 2005 that remain unvested on the adoption date.

2.    A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We adopted SFAS No. 123(R) on August 1, 2005 using the modified prospective method.

As permitted by SFAS No. 123, until August 1, 2005 we accounted for share-based payments to employees using APB 25’s intrinsic value method and generally recognized no compensating cost on grants of employee stock options. Accordingly, the adoption of SFAS No. 123(R) may have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss and earnings per share in Note 2 to our financial statements. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We do not anticipate this requirement to be material since we do not currently recognize benefits of excess tax deductions because of federal and state net operating loss carryforwards available to offset future U.S. federal and state taxable income.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

BUSINESS

Company Overview

We hold licenses for a large and broad collection of commercial fixed wireless spectrum in the United States, both in terms of geographic scope and total bandwidth. We are developing a fixed wireless network platform that will integrate our wireless spectrum with our operational management capabilities and a flexible architecture to serve the specialized backhaul and telecommunications connectivity needs of a wide variety of customers, such as cellular phone network providers, commercial enterprises, government agencies and first-responders. With this integrated platform, we intend to provide customers with reliable, high-bandwidth connectivity at speeds of up to OC-12 (622 Mbps), at competitive prices and with reduced set-up time as compared to wired solutions.

We anticipate providing our services for the following applications:

•	backhauling mobile wireless voice and data transmissions by providing high-bandwidth connectivity for cellular and other wireless telecommunications providers between their cell sites and wired network connection points;

•	last mile connectivity for enterprises and other organizations to interconnect networks;

•	physical diversity and redundancy in connections to existing networks for various government agencies, and commercial enterprises; and

•	high-bandwidth connectivity to networks for providers of wireless broadband connectivity applications, such as WiMax.

Our licenses, granted by the FCC, cover virtually the entire U.S. population. Currently, we hold 931 exclusive EA and more than 200 legacy RSA licenses for 39 GHz spectrum and 16 licenses in the LMDS band. Our 39 GHz licenses include at least 200 MHz of total bandwidth in every U.S. market, with up to 1,100 MHz in certain markets. We hold an average of 750 MHz of contiguous spectrum in each of the top 25 EAs, including New York, Los Angeles, Chicago, Washington D.C. and San Francisco. As a result, we believe that we are well positioned to provide a single source of fixed wireless spectrum solutions across a variety of geographic areas and bandwidth requirements.

Our History

In December 2001, IDT, through its subsidiary Winstar Holdings, LLC, acquired FCC spectrum licenses and other assets from the bankruptcy estate of Winstar Communications, Inc., an unrelated third party. Winstar Holdings then caused the spectrum licenses to be assigned to its subsidiary, Winstar Spectrum, LLC. In December 2004, Winstar Holdings formed IDT Spectrum, LLC and caused Winstar Spectrum, LLC to transfer and assign to IDT Spectrum, LLC substantially all of its FCC spectrum licenses. In January 2005, Winstar Holdings formed us and contributed to us all of its interests in IDT Spectrum, LLC, as well as the other assets used in its connectivity services and spectrum leasing business, including customer lists and trade accounts receivable. Winstar Spectrum currently is in the process of assigning six additional FCC spectrum licenses to IDT Spectrum, LLC.

Our Strategy

We intend to use our exclusive spectrum licenses and management expertise and experience to provide targeted customers with specialized backhaul and connectivity solutions. Our strategy includes:

•	Serving customers in multiple markets by providing both backhaul and last mile connectivity to interstate communications networks;

•	Focusing on urban markets, where we can best exploit the physical properties and advantages of our spectrum assets, which include high bandwidth and high circuit density;

•	Developing close working relationships with equipment and technology supply partners in order to optimize the equipment and support systems that will form a portion of our systems;

•	Matching our marketing focus and product offerings to the geographic coverage and capacity of our spectrum licenses;

•	Developing a high-bandwidth connectivity platform for our customers, in conjunction with a shared fixed wireless infrastructure. Our platform will provide a flexible and scalable interface for comprehensive real-time management of provisioning and quality of service, providing potential efficiency and cost advantages; and

•	Focusing on large-scale and complex projects that can benefit from our expertise.

Industry and Market Opportunity

Fixed wireless systems offer an alternative means of providing high-speed, high-capacity voice and data transmissions using building- or tower-mounted antennae placed at strategic points connected by direct line of sight. In many circumstances, fixed wireless systems eliminate the need for expensive and time-consuming trenching or physical connections to wired networks and are less expensive and quicker to deploy than wired systems. We believe that the development and deployment of 3G services by mobile wireless providers, together with spending by governmental agencies and commercial enterprises for alternative or physically redundant network connectivity, present an opportunity for fixed wireless service providers.

We expect bandwidth needs and utilization of fixed wireless to grow as an alternative to wired connections due to three major factors:

•	deployment by mobile wireless carriers of 3G technologies, such as high-speed data service, video phone capability, telephone photography, streaming video, downloadable music and video games;

•	demand for increased capacity of existing communications systems to enhance the quality and reliability of the transmissions; and

•	demand for physically redundant and independent communications systems for government agencies and commercial enterprises concerned with the threat of catastrophic network outages.

Backhaul

The development, deployment and customer acceptance of 3G wireless mobile technologies represent a particularly significant opportunity for providers of fixed wireless applications. We expect the continuing deployment of 3G services to cause the demand for bandwidth by mobile wireless customers to increase significantly, as industry standards require extensive transmission capacity to support these technologies. In particular, this expansion has caused an increased demand for backhaul, or the transmission of voice and data traffic between the cell sites of cellular and other wireless telecommunications providers and wired interstate network connection points. This expansion creates the need for backhaul transmission capacity in a carrier’s network. As of August 1, 2005, most major mobile wireless carriers in the United States, including Verizon Wireless, Cingular-AT&T Wireless, Sprint and T-Mobile, were in the process of rolling out 3G technologies across their networks.

In addition, the upgrade of local emergency communications capabilities of first responders and other public safety personnel to incorporate high bandwidth applications represents another opportunity for providers of fixed wireless technologies. Possible high bandwidth applications, such as full motion video to mobile wireless devices, will require substantial backhaul bandwidth. The redundancy and survivability of fixed wireless systems are clear advantages and in some instances have been specifically requested. The size and scope of these markets are evidenced by requests for proposals recently issued by New York City and the Department of Justice, among others. We believe this market will grow rapidly as Federal agencies, states and municipalities continue to improve their homeland security preparedness.

Communications network physical diversity and redundancy

Newly enacted regulations require federal agencies to assess their capability and to implement appropriate remedies based on this assessment for physically diverse and redundant network connectivity facilities in federally-owned buildings to ensure connectivity in the event of catastrophic failure of the current or primary telecommunications facilities. The regulations also require similar analysis with respect to buildings leased by federal agencies. We believe that commercial enterprises also are seeking physically redundant access for mission critical facilities.

Fixed wireless systems can be configured to avoid connectivity via incumbent wired networks, thus providing true physical diversity and redundancy for network connections. Fixed wireless systems can also provide a cost effective and quickly deployable alternative when compared to traditional wired networks such as copper or fiber. Wired systems enter and exit buildings and structures predominately through a telecommunications conduit in a basement or ground floor. Fixed wireless systems predominately provide telecommunications access to those structures through systems that enter and exit through roof-based equipment, and therefore provide the structures with physically diverse access. In addition to Federal and municipal government agencies, we expect that large enterprises will require similarly diverse communications networks for alternative connectivity.

Advantages of Fixed Wireless

We believe that the key advantages of fixed wireless technology over wired communications alternatives, such as traditional copper or fiber facilities, include:

•	High capacity and scalable throughput. Fixed wireless technology allows high-capacity transmission with quality and reliability superior to copper and comparable to fiber. In addition, current fixed wireless technology provides substantial flexibility for augmenting capacity of two-way data transfer at rates up to 622 megabits per second, equivalent to an OC-12 circuit.

•	Lower cost. In many instances, fixed wireless networks offer an attractive economic alternative compared to copper and fiber infrastructure. A tower mounted fixed wireless antenna can serve the backhaul needs of several operators with cell sites on that tower and significantly reduce annual operating expenses of telecommunications providers.

•	Speed to market. Fixed wireless links and systems do not require wireline rights of way, trenching or substantial construction and can therefore be established and repaired more quickly than wired systems. In particular, as cellular networks expand, our fixed wireless equipment can be co-located with new cell site equipment in order to provide easily scalable connectivity without extensive construction delays.

•	Geographic flexibility. Fixed wireless technology enables mobile wireless carriers to reach cell sites that would be inaccessible to wired solutions without trenching. Similarly, due to high wireline construction costs and associated disruptions, fixed wireless systems often are better suited for metropolitan areas and can be used by government agencies and private enterprises to traverse areas, such as highways or airport runways, that may, from practical perspective, be unreachable by wired providers.

•	Diversity and redundancy. Many fixed wireless systems are less likely to suffer physical damage than traditional wired networks. Unlike traditional networks, fixed wireless communications systems often can be configured to avoid interconnections with wired networks and, as a result, in case of damage or equipment failure, traffic can be routed to separate, unaffected switching facilities, and new facilities can quickly be established to replace damaged ones.

•	Design flexibility. Fixed wireless technology provides more deployment flexibility than traditional copper or fiber facilities since it is not dependent on poles, ducts or conduits.

Our Spectrum Holdings

We hold licenses for a large and broad collection of commercial fixed wireless spectrum in the United States, both in terms of geographic scope and total bandwidth. Our 39 GHz licenses cover EAs across all 50 states, including Puerto Rico and the U.S. Virgin Islands. We own at least two EA licenses, or 200 MHz of spectrum, in virtually every U.S. market and over 600 MHz in numerous markets.

Our licensed spectrum allows us to develop our fixed wireless network platform. We have an average of 750 MHz of spectrum covering the top 25 EAs in the United States. Our large and contiguous bands of spectrum in our major markets enable us to accommodate high-bandwidth operations. In the New York City market alone, one of the most densely populated and most highly communications-dependent markets in the world, we hold 1,650 MHz of total 39 GHz and LMDS spectrum.

Of our 931 exclusive fixed wireless EA licenses, we hold 188 EA licenses in the 39 GHz band covering the top 25 markets in the United States, as shown below.

39 GHz licenses Held by Economic Area

	IDT Spectrum(1)	First Avenue Networks Inc.(2)	Other(3)	Population(4)
Economic Area:
New York—Northern New Jersey—Long Island	8	4	2	21,199,865
Los Angeles—Riverside—Orange County	5	4	5	16,373,645
Chicago—Gary—Kenosha	9	3	2	9,157,540
Washington—Baltimore	8	3	3	7,608,070
San Francisco—Oakland—San Jose	6	4	4	7,039,362
Philadelphia—Wilmington—Atlantic City	7	4	3	6,188,463
Boston—Worcester—Lawrence	7	3	4	5,819,100
Detroit—Ann Arbor—Flint	7	5	2	5,456,428
Dallas—Fort Worth	8	3	3	5,221,801
Houston—Galveston—Brazoria	9	3	2	4,669,571
Atlanta	7	3	4	4,112,198
Miami—Fort Lauderdale	10	3	1	3,876,380
Seattle—Tacoma—Bremerton	8	3	3	3,554,760
Phoenix—Mesa	8	2	4	3,251,876
Minneapolis—St. Paul	9	2	3	2,968,806
Cleveland—Akron	6	4	4	2,945,831
San Diego	6	2	6	2,813,833
St. Louis	9	3	2	2,603,607
Denver—Boulder	7	3	4	2,581,506
San Juan—Puerto Rico	6	1	7	2,450,292
Tampa—St. Petersburg—Clearwater	10	2	2	2,395,997
Pittsburgh	7	5	2	2,358,695
Portland—Salem	7	4	3	2,265,223
Cincinnati—Hamilton	10	3	1	1,979,202
Sacramento—Yolo	4	2	8	1,796,857

Total Holdings in top 25 Economic Areas	188	78	84	130,688,908

(1)    Each license represents 100 MHz of bandwidth.

(2)    Source:  First Avenue Networks, Inc. Form 10-K for the year ended December 31, 2004, as amended, filed with the Securities and Exchange on May 10, 2005.

(3)    Computed on the basis that FCC Regulations provide 14 licenses per Economic Area.

(4)    Source: US Census Bureau, 2000 census.

Our Current Services

Our current services are divided into two primary categories: connectivity services and spectrum leasing services. Together, these service offerings provide carrier-class fixed wireless connectivity to telecommunications carriers and systems integrators. Our existing connectivity services and spectrum leasing services business currently serves enterprise customers and mobile wireless carriers.

Connectivity services

We provide specialized connectivity services to telecommunications providers and systems integrators. Our connectivity services can be provisioned from speeds of T-1 (1.5 Mbps) up to OC-12 (622 Mbps). We provide these connectivity services for last mile access to public networks.

The fixed wireless connectivity services market represents a significant opportunity due to the existing size and projected growth for bandwidth requirements of government agencies and commercial enterprises. Since we build only customized networks based on pre-negotiated bandwidth and revenue agreements, and because the installation of our equipment generally does not require trenching, subterranean access or other extensive construction, we are able to control our capital expenditures and avoid uncertainty inherent in speculative build-outs.

Spectrum leasing services

We currently lease spectrum and provide related services to telecommunications providers and other companies that prefer to buy their own microwave equipment and design their own fixed wireless networks for last mile and backhaul applications and have the staff and operational systems to support a build-out. We provide leased spectrum to one cellular carrier and four Internet service providers. In the future, we do not expect to focus on spectrum leasing as a significant part of our business strategy.

Sales and Marketing

We intend to market our services to a targeted group of telecommunications carriers, governmental entities, commercial enterprises and systems integrators, focusing on large accounts and complex installations. Accordingly, our sales and marketing resources and efforts will be focused on developing customer specific account management and sales plans, and ongoing relationship management, concentrating on a limited number of large customers. We intend that our customer support efforts will include assessing customer specific needs, developing customer specific network designs and extensive ongoing customer support and service.

As we develop our platform, our technology and field services partners will be a part of our sales and marketing effort, as the coordination of network design, field deployment and ongoing service support requires appropriate teaming arrangements for high quality design, installation and ongoing service support.

As many of our customers will be established telecommunications operators and other industry participants, we expect our management to participate in industry associations and standards-making bodies to support and supplement our sales and marketing activity.

Competition

We operate in the highly competitive telecommunications market. We expect to compete primarily on the basis of our fixed wireless license portfolio, experience and technical skills, competitive pricing model, service quality, reliability and deployment speed.

We face significant competition from entities that deliver telecommunications services through a variety of methods, including copper, fiber, coaxial cable, mobile wireless and other fixed wireless. We also face competition from holders of fixed wireless spectrum that may choose to lease spectrum to customers similar to ours.

Our principal competitors are other service providers that utilize fixed wireless technology, including First Avenue Networks, Inc. and XO Communications, Inc. These service providers hold area-wide FCC licenses to operate and serve customers in many of the same markets as us. For example, First Avenue Networks has positioned itself as a fixed wireless service provider, competing directly with us by leasing spectrum, offering cellular backhaul services and offering fixed wireless broadband telecommunications services to buildings and enterprises. In addition, certain tower providers and mobile wireless service providers offer or may decide to offer fixed wireless solutions.

We also face competition from certain private carriers and common carriers, and unlicensed fixed wireless companies. However, we do not believe it is likely that government agencies, telecommunications providers or commercial enterprises will rely on unlicensed entities in any meaningful way.

Many of our competitors have longer operating histories, long-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we do and, as a result, may have substantial competitive advantages over us. Additionally, market perceptions as to reliability and security for the relatively early-stage fixed wireless networks as compared to copper or fiber networks provide us with additional marketing challenges. We may not be able to exploit new or emerging technologies or adapt to changes in customer requirements more quickly than these competitors, or devote the necessary resources to the marketing and sale of our services.

Regulatory Framework

Our fixed wireless broadband services are subject to extensive regulation by federal, state and local governmental agencies. At the federal level, the FCC has jurisdiction over the use of the electromagnetic spectrum, including exclusive jurisdiction over licensing and technical rules for operations of mobile wireless carriers, certain site acquisition matters, and all interstate telecommunications services. State regulatory commissions have jurisdiction over intrastate common carrier and certain other communications providers, unless preempted by the FCC. Municipalities may regulate limited aspects of our business by, for example, imposing zoning requirements, requiring installation permits and controlling access to public rights-of-way. The regulations of these agencies are continually evolving through rulemakings, adjudications and other administrative and judicial proceedings, and future regulatory changes or interpretation of existing regulations could have an adverse effect on our business.

Significant statements concerning the regulatory environment are set forth in the section entitled “Risk Factors”, and we strongly recommend reviewing that section in conjunction with this section.

FCC licensing

The value of our FCC licenses comprised approximately 49% of the book value of our assets at April 30, 2005. As an FCC licensee, we are subject to extensive regulatory oversight. In general, the FCC’s regulations impose potential limits on, among other things, the amount of foreign investment that may be made in certain FCC licenses, on the free transfer or assignment of licenses, on the construction and technical aspects of the operation of wireless communication systems and on the nature of the services that can be provided within a particular frequency band. In addition, we are subject to certain regulatory and other fees levied by the FCC for certain classes of licenses and services. Under certain circumstances, our licenses may be canceled or conditioned. We also may be fined for any past or future violation of the FCC’s rules, and in extreme cases, our licenses may be revoked.

Our spectrum licenses in the 28-31 GHz LMDS and 39 GHz bands are granted for ten-year terms. The renewal date for our New York City LMDS license is in February 2006, and renewal dates for our 39 GHz EA licenses are in 2010. To qualify for renewal of a license, we must demonstrate that we have provided “substantial service” during the license term. The FCC has not issued any definitive renewal criteria or an objective definition of “substantial service” for LMDS and 39 GHz licenses but has only issued “safe-harbor” guidelines for offerings that represent radio transmissions from one fixed point to another fixed point, where the FCC has indicated that, to qualify for license renewal, the licensee should have, at the time of license renewal, constructed four individual point-to-point radio transmission links per channel per million persons in the market area. While all of our current service offerings are on a point-to-point basis, we do not currently meet the substantial service safe-harbor guidance provided by the FCC because we have not constructed four individual point-to-point links per channel per million persons in all market areas. While we currently do not expect to meet the “safe harbor” guidelines for our New York City LMDS License, we expect to demonstrate “substantial service” in alternative ways, or to seek a waiver of that requirement.

Future changes are also possible due to modifications in the international agreements between the United States and Canada or the United States and Mexico, or through changes in the international radio regulations of the International Telecommunications Union.

Licenses in the 39 GHz band are subject to an arrangement between the FCC and a comparable Canadian regulatory body, Industry Canada, regarding coordination between broadband wireless systems located along the U.S.-Canadian border. Additionally, this band is subject to satellite power flux density limits that are subject to change. There can be no assurance that ultimate resolution of these issues will not adversely affect our operations.

As demand for spectrum grows, the FCC may conduct rulemaking proceedings to allow other licensed or unlicensed equipment to operate in the same spectrum as our licensed bands. This may increase potential interference with our fixed wireless operations and have an adverse effect on our business.

Licenses still to be acquired

Currently pending before the FCC are pro forma applications for consent to the assignment of 15 LMDS licenses from Winstar Holdings to us. Based on recent conversations with the FCC staff, we believe that these applications will be granted in the near term without any material adverse conditions. In addition, Winstar Holdings will soon assign six point-to-point fixed wireless licenses to us. The necessary FCC pro forma applications presently are being prepared and should be filed in the near future. We anticipate that these applications will be granted in the ordinary course without material adverse conditions. All information in this prospectus is premised upon the assignment of these licenses.

Universal service fund

The FCC rules require that certain providers of telecommunications file reports with, and make contributions to, the Universal Service Fund. In general, while reports may have to be filed, contributions to the USF generally need not be made with respect to revenues received for “resale-type” services — telecommunications capacity sold or leased in bulk to a carrier who then uses that capacity to provide services to end-users. Conversely, revenues received with respect to “retail-type” services generally are subject to a USF contribution requirement. Historically, revenue from certain of our services has been subject to a USF contribution requirement, and timely reports and contributions have been made. Our future operations may require us to make USF reports and/or contributions, depending on the nature of the services we offer and the type of customers we serve. USF contributions, which are typically passed to the customer, may make our services more expensive.

Auctions

Since 1994, the FCC has conducted periodic auctions of licenses for spectrum to award licenses to those entities that can best maximize the value to the frequency bands. In Auction 56, which was conducted in July 2004, the FCC awarded seven additional licenses in the 24 GHz spectrum band. The availability of more spectrum in bands in which we hold licenses, or new frequencies which share similar operating characteristics, could increase the number of entities with which we compete, give our customers and potential leased spectrum customers an alternative source of spectrum reducing the size of our potential market, or reduce the value of our spectrum. The FCC is also contemplating auctioning spectrum in the 37 GHz band. In the future, the FCC could make available additional spectrum between 10 and 40 GHz.

FCC regulation affecting our services

We currently offer our specialized wireless services to a limited customer base with very particular needs and requirements and do not offer our services indifferently to the public. Services to these customers are provided pursuant to individual contractual arrangements that are specifically tailored to meet the operational requirements of each customer. We therefore operate as a private carrier and do not consider our services to be telecommunications services subject to common carrier or telecommunications carrier obligations. The FCC has broad powers to require providers of communications facilities and services to operate as common carriers, and there is significant FCC and Federal court case law in regard to this issue. Based on this body of law, we do not believe that the FCC, if it examined the issue with respect to our services, would require us to begin operating as a common carrier. However, there can be no assurance of this, and the FCC could determine that legal or public policy reasons require some or all of our services to be offered on a common carrier basis or that our services are offered to a broad enough segment of the public to warrant classification as a common carrier. In addition, the FCC could change its rules or regulations or its interpretations of the Communications Act of 1934 to require us to provide our services as a common carrier. Should the FCC conclude that we are a common carrier, we would become subject to a number of additional regulatory obligations. The precise nature of those obligations will vary depending upon the particular services offered, but we could be required by the FCC to offer services according to published rates, terms and conditions deemed to be just, reasonable, and non-discriminatory. We could also be required to make certain additional reports to the FCC, pay additional regulatory fees, and adhere to other requirements imposed on common carriers. Adherence to these obligations could materially affect our costs of providing services and therefore have an adverse impact on our business operations, revenues, and profitability.

FCC regulation affecting our customers

The Communications Act grants the FCC authority to regulate interstate and foreign communications by wire or radio. Many of our customers and potential customers are telecommunications carriers. The United States Congress enacted the Telecommunications Act to eliminate many barriers to competition in the U.S. communications industry. The Telecommunications Act set basic standards for relationships between telecommunications providers, including relationships between new entrants and ILECs, such as Verizon, BellSouth, SBC and Qwest. In general, the Telecommunications Act requires ILECs to provide competitive telecommunications carriers, including our telecommunications carrier customers and potential customers, with nondiscriminatory access to and interconnection with ILEC networks, and to provide certain network elements on an unbundled basis at cost-based prices. The FCC and state regulators have adopted extensive rules to implement the Telecommunications Act, and revisit the regulations on an ongoing basis in light of court decisions and as marketplaces evolve. For example, on February 4, 2005, the FCC released new rules reducing the obligations for ILECs to make network elements available to requesting telecommunications carriers under the Communications Act, as amended. Although the FCC found that incumbent carriers must, generally speaking, still make certain unbundled high-capacity loops and transport available at cost-based rates to their competitors, the FCC’s decision incorporates conditions under which incumbents no longer need to make loops and transport at these capacities available on an unbundled basis. To the extent that FCC decisions such as the foregoing increase or reduce the availability of unbundled high capacity loops and transport at cost-based rates, it could have a substantial impact on our business, either increasing or decreasing the demand for our fixed wireless transport and last mile services by making our customers and potential customers stronger or weaker competitors of the ILECs, and thus more or less financially viable. Other decisions and regulations by the FCC, such as those affecting pricing of unbundled network elements, intercarrier compensation, access charges, treatment of IP-enabled services, and access to rights-of-way by competitive carriers, are likely to have a substantial impact on the attractiveness of our services and the viability of our existing and potential customer base among telecommunications carriers.

State regulation

We believe that the non-switched, dedicated wireless communications links that we are providing are used by our customers as part of their interstate communications networks and that only a small percentage of the communications that are routed by customers over those facilities originate and terminate within the same state. In addition, our services are marketed and provided only to limited and discrete types of customers and not to the public at large. For these reasons, we believe that the services are jurisdictionally interstate in nature and are not subject to state public utility regulation. Nonetheless, it is possible that one or more state regulators will seek to assert jurisdiction over, and therefore impose additional regulatory burdens on us and our services. For example, some state regulators might claim jurisdiction to regulate us as a public utility where we provide point-to-point facilities and services within states where we do business. The precise nature of these obligations varies from state to state, but as a public utility we could be required by state regulators to apply for and maintain Certificates of Public Convenience and Necessity, file tariffs and reports, and fulfill other administrative and financial obligations, such as state universal service fund obligations, in connection with our services. At this time, we are not aware of any state that has or is considering making a claim of jurisdiction over us, and we have not applied for any Certificates of Public Convenience and Necessity in any states where we do business. However, if one or more state regulatory commissions were to impose regulations on our services, our compliance could materially increase our costs of providing services and therefore have an adverse impact on our business operations and profitability.

Employees

As of August 1, 2005, we had 10 employees who work directly for us. IDT provides payroll and benefits services for our employees, and all costs associated with their services are proportionally allocated to us. None of our employees are represented by any labor union, nor are they organized under a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are good. Our success will depend on our ability to continue to attract, retain and motivate highly qualified technical and management personnel.

Properties

We occupy combined office space of approximately 3,750 square feet in Newark, New Jersey, and Washington, D.C., which we lease from IDT at cost. We also occupy an office from Regus Business Centre Corp. located in Lake Mary, Florida. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate any expansion of our operations. We maintain customary insurance policies with respect to our facilities and equipment.

Legal Proceedings

We may be subject to legal proceedings from time to time that arise in the ordinary course of our business. We are not presently a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our business, prospects, results of operations, or financial condition.

MANAGEMENT

The following table sets forth certain information with respect to our executive officers and directors.

Name	Age	Position
John C. Petrillo	56	Chief Executive Officer and Chairman of the Board of Directors
Peter B. Atwal	49	President – Engineering & Operations
Stephen R. Brown	48	Chief Financial Officer
Christopher O’Loughlin	37	Vice President – Sales and Marketing
R. Colin Hickey	40	Vice President – Business Development
Howard S. Jonas	48	Director
James A. Courter	63	Director
Steven L. Pomerantz	62	Director
Dennis J. Reimer	66	Director
Herbert M. Tate, Jr.	51	Director

Executive Officers

John C. Petrillo has been our Chief Executive Officer and Chairman of the Board since March 2005. Mr. Petrillo served as an independent consultant in the telecommunications industry from June 2003 to April 2005. Mr. Petrillo had over 30 years of experience with AT&T, from which he retired in June 2003 as its Executive Vice President and its most senior executive responsible for global corporate strategy and business development. From 1999 until 2001 Mr. Petrillo was a director of Net2Phone, Inc., an affiliate of ours and a provider of voice over IP service to retail customers. Mr. Petrillo is member of the board of directors of Narad Networks Inc., a provider of business broadband services, and Easylink, which provides electronic transaction services to businesses, where he also serves on the audit committee. Mr. Petrillo received a BSEE from Worcester Polytechnic Institute in 1971 and a Juris Doctor from Brooklyn Law School in 1976. In 1985, he completed the Harvard Advanced Management Program.

Peter B. Atwal has been our President of Engineering & Operations since April 2005. Prior to joining us, from 1999, Mr. Atwal was the Vice President of New Venture Development at Military Commercial Technologies Inc., a private equity company that raised its own equity and created new ventures based on access to proprietary Department of Defense Technology. In this capacity, Mr. Atwal launched companies from such diverse fields as communications, nano-technology and information technology. He is currently a special limited partner of GraniteVC. Mr. Atwal received a BSc. from London University, Queen Mary College.

Stephen R. Brown has been our Chief Financial Officer since our inception. Mr. Brown also serves as the Chief Financial Officer of IDT, a position he has held since May 1995. Mr. Brown has been a director of IDT since February 2000. Since June 2002, Mr. Brown also has served as the Treasurer of IDT and, since November 2003, has served as Co-Chairman of the Board of Directors of IDT Entertainment, Inc, a subsidiary of IDT that primarily provides animated entertainment programs. Since December 2002, Mr. Brown also has served as the Treasurer of IDT Entertainment. Mr. Brown was a director of Net2Phone, Inc. from October 2001 to October 2004. Mr. Brown is currently the Chairman of DPS Film Roman, Inc, a subsidiary of IDT Entertainment and a producer of animated entertainment programs, the Chairman of Digital Production Solutions, Inc., also a subsidiary of IDT Entertainment also in the business of producing animated entertainment. Mr. Brown also serves on the Boards of Directors of Mainframe Entertainment, Inc., a producer of computer generated animation, POW! Entertainment, Inc., which specializes in the development and production of original franchises for animated and live action entertainment, and Vanguard Animation LLC, producer of family-targeted films. Mr. Brown received a B.A. degree in Economics from Yeshiva University and a B.B.A. degree in Business and Accounting from Baruch College.

Christopher O’Loughlin has been our Vice President – Sales and Marketing since June 2005. From 2002 until May 2004 he served as Vice President of Strategic Sales and Business Development for Winstar Communications, LLC, an indirect subsidiary of IDT Corporation. From 2000 to 2002, Mr. O’Loughlin served as General Manager for Qwest’s Local Broadband division. Before Qwest, Mr. O’Loughlin held national sales management positions at Verizon, for nine years. Mr. O’Loughlin serves on the board of directors of the Wireless Communications Association. Mr. O’Loughlin has a B.A. from the University of Pennsylvania, where he also studied Marketing at the Wharton School. He has conducted post graduate work at Columbia University in the field of Organizational Structure.

R. Colin Hickey has been our Vice President — Business Development since July 2005. Prior to joining us, from 2003, Mr. Hickey worked in private consulting, where he was retained as a business advisor for start–up clients in the wireless and content markets. From 1987 to 2003, Mr. Hickey was with AT&T, most recently as Director of Corporate Development. He also served in various management capacities within AT&T’s software engineering, operations, sales and strategic planning organizations. Mr. Hickey received a Masters of Engineering degree from Stevens Institute of Technology in 1991, where he studied telecommunications engineering, and a B.S. degree from Fairfield University in 1987.

Directors

Howard S. Jonas has been a Director since our inception. He founded IDT in August 1990 and has served as Chairman of the Board of IDT since its inception. Mr. Jonas served as Chief Executive Officer of IDT from December 1991 until July 2001, as President from December 1991 through September 1996, and as Treasurer from inception through 2002. Since December 1999, Mr. Jonas has also served as the Chairman of the Board of Directors of IDT Telecom. Since November 2003, Mr. Jonas has served as a Co-Chairman of the Board of Directors of IDT Entertainment. Mr. Jonas served as the Chairman of the Board of Directors of Net2Phone from October 2001 until October 2004, and has since served as the Vice Chairman of Net2Phone. Mr. Jonas is also the founder and has been President of Jonas Publishing, a publisher of trade directories, since its inception in 1979. Mr. Jonas received a B.A. in Economics from Harvard University.

James A. Courter has been a Director and Vice Chairman of the Board of Directors since our inception. He joined IDT in October 1996 and served as President of IDT from October 1996 until July 2001. Since August 2001, Mr. Courter has served as the Chief Executive Officer of IDT. Mr. Courter has also been a Director of IDT since March 1996, and has been Vice Chairman of IDT’s Board of Directors since March 1999. In addition, since December 1999, Mr. Courter has served as a Director of IDT Telecom and Net2Phone and since November 2003 has served as a director of IDT Entertainment. Mr. Courter was a senior partner in the New Jersey law firm of Courter, Kobert & Cohen, and a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand. Mr. Courter was a member of the U.S. House of Representatives from New Jersey for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President’s Defense Base Closure and Realignment Commission. Mr. Courter also serves as a Director of The Berkeley School. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

Steven L. Pomerantz has been a director since August 2005. He is principal of Steven L. Pomerantz & Associates, a consulting firm specializing in security and criminal justice related matters. He is also Vice President of the Institute for the Study of Terrorism and Political Violence, a non-profit international organization located in Washington, D.C. former Assistant Director of the FBI and chief of its counter terrorism section. Mr. Pomerantz has also been a director of IDT Telecom, Inc.

Dennis J Reimer has been a director since our inception. He served 37 years in the US Army prior to retirement in 1999. His service included command of troops at all levels and three separate tours in the Pentagon. He was the Army Operation’s officer during Operation Desert Storm and later Vice Chief of Staff US Army from 1990-1992. He served as the Commanding General of US Army Forces Command prior to assuming his duties as the 33rd Chief of Staff of the US Army in 1995. In April 2000 he became the Director of the National Memorial Institute for the Prevention of Terrorism, an organization dedicated to the prevention of terrorism or the mitigation of its results. On September 1, 2005 he became the President of the Government Services Division of DFI-INTL in Washington, D.C., an organization that provides research, analysis and knowledge management in the area of National Security.

Herbert M. Tate, Jr. has been a Director since March 2005. He has also been a director of NRG Energy, a competitive energy provider, since December 2003, pursuant to the NRG Energy Plan of Reorganization. He has been Of Counsel at the law firm of Wolff & Samson P.C. since September 2002. Mr. Tate served as Research Professor of Energy Policy Studies at the New Jersey Institute of Technology from April 2001 to September 2002, and President of the New Jersey Board of Public Utilities from 1994 to March 2001.

Board Composition

Our bylaws provide that our board of directors shall consist of not less than three nor more than seventeen members. Our board of directors may fix the number of members from time to time. Except with respect to vacancies, our directors are elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office for a one year term until the director’s successor is duly elected and qualified, or until the director’s earlier resignation or removal. Any director may resign at any time upon notice to the Company. Directors need not be stockholders.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the expiration of the term of the newly created directorship or, in the case of a director appointed to fill a vacancy, until the expiration of the term of the director removed or departed, and until their successors are duly elected and qualified, or until their earlier resignation or removal.

For purposes of the NASDAQ Marketplace Rules, we expect to be a “controlled company” after the completion of this offering. “Controlled companies” under those rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. Winstar Holdings, a subsidiary of IDT, will hold 100% of our Class A common stock, which, upon completion of this offering, will represent more than 50% of the combined voting power of our common stock. Accordingly, we will be eligible to take advantage of certain of the exemptions provided in the NASDAQ Marketplace Rules. Specifically, as a controlled company under the NASDAQ Marketplace Rules, we would not be required to have a majority of independent directors, a nominating and corporate governance committee or a compensation committee composed entirely of independent directors. We have elected to opt out of the requirements to have an independent nominating and corporate governance committee. Although we currently do not meet the NASDAQ requirement for a majority-independent board of directors, we expect to appoint an additional independent director, who will also serve as our audit committee financial expert, and therefore to comply with that requirement prior to the time this offering is completed.

Board Committees

After the completion of this offering, we expect to have two principal standing committees of the board of directors.

Audit committee

Our board of directors has an audit committee consisting of Messrs. Courter, Reimer and Pomerantz. Two of the members of our audit committee, Messrs. Reimer and Pomerantz, are “independent” as that term is defined in the rules of the SEC and the applicable NASDAQ rules relating to audit committee members. Although we currently do not meet the NASDAQ requirement for a three-member, fully-independent audit committee, we expect to appoint an additional independent director to serve as our audit committee financial expert prior to the time this offering is completed. Our audit committee assists the board in monitoring the integrity of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee will also review and approve all related-party transactions in accordance with the rules of the NASDAQ National Market.

Compensation committee

Our board of directors currently serves as our compensation committee. Prior to the completion of this offering, we expect to form a compensation committee consisting of at least three independent directors. The compensation committee will have the authority, as delegated by our board of directors, to review and approve our employee benefit plans and administer and make awards under our executive compensation plans. The compensation committee will:

•	review and approve corporate goals and objectives relevant to the compensation of our executive officers;

•	evaluate the performance of our executive officers; and

•	set the compensation level of our executive officers based on its evaluation.

Director Compensation

We expect to pay our directors who are not our employees or employees of IDT customary cash fees for attendance at meetings of the board of directors and for service on committees.

Executive Compensation

Summary compensation table

The following table sets forth information with respect to compensation paid to or accrued on behalf of the Chief Executive Officer and each of our four other most highly paid executive officers for the fiscal year ended July 31, 2005, which we refer to as the named executive officers.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation	Restricted Stock Awards ($)		Securities Underlying Options (#))		All Other Compensation
John C. Petrillo Chief Executive Officer	2005	93,265	(1)	—	—		(2)	—		—

Stephen R. Brown (3) Chief Financial Officer	2005 2004 2003	250,000 259,615 250,000		1,703,465 1,320,058 991,283	— — —	423,300 599,741 —	(4) (4)	33,335 66,666 200,000	(5) (5) (5)	12,731 18,544 17,560

Peter B. Atwal President – Engineering and Operations	2005	61,538	(6)	—	—		(7)

Christopher O’Loughlin Vice President – Sales and Marketing	2005	146,346	(8)	50,000	—	—		—		—

R. Colin Hickey Vice President – Business Development	2005	$13,000	(9)	—	—	—		—		—

(1)	2005 salary represents the partial year salary. Mr. Petrillo’s annual base salary is $250,000.

(2)	Mr. Petrillo will be awarded restricted Class B common stock equal to 1.5% of our outstanding equity immediately prior to this offering. Based on the number of shares of Class B common stock we would issue at the midpoint of the price range for this offering, this award will equal shares of our Class B common stock. One-third of this award will vest on the completion of this offering. The remaining two-thirds will vest in equal installments on the first and second anniversaries of this offering.

(3)	Stephen R. Brown is also employed by and holds the position of Chief Financial Officer of IDT. The compensation shown in the table for fiscal years 2003, 2004 and 2005 includes compensation paid by IDT and its subsidiaries (including us).

(4)	The amounts shown for Mr. Brown represent the dollar value of IDT’s Class B common stock on the date of grant of the restricted stock. Mr. Brown’s restricted stock was awarded under IDT’s 1996 Stock Option and Incentive Plan, and vests in three equal annual installments.

(5)	All of these options granted during fiscal years 2003, 2004 and 2005 were exercisable for shares of IDT’s Class B common stock.

(6)	2005 salary represents the partial year salary. Mr. Atwal’s annual base salary is $200,000.

(7)	Mr. Atwal will be awarded restricted Class B common stock equal to 1% of our outstanding equity immediately prior to this offering. Based on the number of shares of Class B common stock we would issue at the midpoint of the price range for this offering, this award will equal shares of our Class B common stock. One-third of this award will vest on the completion of this offering. The remaining two-thirds will vest in equal installments on the first and second anniversaries of this offering.

(8)	2005 represents the partial year salary. Mr. O’Loughlin’s base salary is $165,000.

(9)	2005 represents the partial year salary. Mr. Hickey’s base salary is $160,000.

Stock option grants in 2005

The following table sets forth information regarding the granting of stock options to the named executive officers during 2005.

Name	Number of Shares Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year		Exercise or Base Price ($/sh)		Expiration Date		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
									5%($)	10%($)
Stephen R. Brown	33,335	(1)		1.09%(2)		12.95	7/21/	15	271,486	688,000

(1)	Options granted to Mr. Brown are exercisable for Class B Common Stock of IDT.
(2)	Percentage represents the percentage of total options granted by IDT to its employees.

Aggregated option exercises in last fiscal year and fiscal year-end option values

Name	Number of Shares Underlying Options Exercised	Dollar Value Realized on Exercise	Number of Shares Underlying Unexercised Options on 7/31/05		Dollar Value of Unexercised In-the-Money Options on 7/31/05 (1)
			Exercisable	Non-Exercisable	Exercisable	Non-Exercisable
Stephen R. Brown	0	0	366,001	0	274,474	0
Christopher O’Loughlin	0	0	6,417	0	0	0

(1)	The closing price of the Class B Common Stock of IDT on July 29, 2005 (the last trading day in Fiscal 2005), as reported on the New York Stock Exchange, was $12.99 per share.

Employment Agreements and Change in Control Arrangements

John C. Petrillo

We have entered into an employment letter with Mr. Petrillo, which became effective March 17, 2005. Mr. Petrillo serves as our Chief Executive Officer and Chairman of our Board of Directors. This employment letter provides Mr. Petrillo with a base salary of $250,000 and an annual bonus of $250,000. In addition, the employment letter provides for Mr. Petrillo to be awarded restricted shares of our Class B common stock equal to 1.5% of our issued and outstanding capital stock. We anticipate granting this award prior to the completion of this offering. Based on the number of shares of Class B common stock that we would issue at the midpoint of the price range for this offering, Mr. Petrillo will be awarded            shares of our Class B common stock. Subject to Mr. Petrillo’s continued employment with us, one-third of this award of restricted Class B common stock will vest upon the completion of this offering, and the remaining two-thirds will vest in two equal installments on each of the first and second anniversaries of the completion of this offering.

Under his employment letter Mr. Petrillo is also eligible to participate in IDT’s medical, dental, life and disability programs, as well as in the IDT 401(k) Plan, subject to the terms of those plans. Mr. Petrillo is entitled to four weeks of paid vacation each year and to an automobile allowance of an amount that is standard for IDT’s executives with a designated spot in EDT’s parking garage at its Newark, New Jersey headquarters. Mr. Petrillo’s employment letter does not provide for a specified term, nor does it provide for severance. We intend to enter into a definitive agreement with Mr. Petrillo prior to the completion of this offering.

Peter B. Atwal

We have entered into an employment letter with Mr. Atwal, which became effective on April 11, 2005. Mr. Atwal serves as our President of Network Engineering and Operations. This employment letter provides Mr. Atwal with a base salary of $200,000. Mr. Atwal is also eligible for an annual performance based bonus with a target of $150,000. In addition, the employment letter provides for Mr. Atwal to be awarded restricted shares of our Class B common stock equal to 1% of our issued and outstanding capital stock. We anticipate granting this award immediately prior to the completion of this offering. Based on the number of shares of Class B common stock we would issue at the midpoint of the price range for this offering, Mr. Atwal will be awarded             shares of our Class B common stock. Subject to Mr. Atwal’s continued employment with us, one-third of this award of restricted Class B common stock will vest upon the completion of this offering, and the remaining two-thirds will vest in two equal installments on each of the first and second anniversaries of the completion of this offering.

Under his employment letter Mr. Atwal is also eligible to participate in IDT’s medical, dental, life and disability programs, as well as in the IDT 401(k) Plan, subject to the terms of those plans. Mr. Atwal is entitled to four weeks of paid vacation. Mr. Atwal’s employment letter does not provide for a specified term, nor does it provide for severance. We intend to enter into a definitive employment agreement with Mr. Atwal prior to the completion of this offering.

Christopher O’Loughlin

We have entered into an employment letter with Mr. O’Loughlin which became effective on July 25, 2005. Mr. O’Loughlin serves as our Vice President – Sales and Marketing. This employment letter provides Mr. O’Loughlin with a base salary of $165,000 and with future eligibility to participate in our Stock Incentive Plan. Under his employment letter Mr. O’Loughlin is also eligible to participate in IDT’s medical, dental, life and disability programs, as well as in the IDT 401(k) Plan, subject to the terms of those plans.

R. Colin Hickey

We have entered into an employment letter with Mr. Hickey which became effective on July 25, 2005. Mr. Hickey serves as our Vice President – Business Development. This employment letter provides Mr. Hickey with a base salary of $160,000 and with future eligibility to participate in our Stock Incentive Plan. Under his employment letter Mr. Hickey is also eligible to participate in IDT’s medical, dental, life and disability programs, as well as in the IDT 401(k) Plan, subject to the terms of those plans.

Stock Incentive Plan

We plan to adopt a Stock Incentive Plan prior to the completion of this offering. The purpose of this plan will be to advance our interests by providing incentives and rewards to those employees, directors and consultants who are in a position to contribute to our long-term growth and profitability, as well as to assist us in attracting, retaining, and motivating highly qualified employees, directors and consultants for the successful conduct of our business. Under the terms of the plan, we anticipate being authorized to award stock options, (both incentive stock options under the Internal Revenue Code of 1986, as amended and non-qualified stock options), restricted stock awards, restricted stock unit awards, performance awards and other stock bonus awards. An aggregate of approximately         % of our Class B common stock, on an as adjusted basis, giving effect to this offering, will be reserved for issuance under this plan.

CERTAIN RELATED PARTY TRANSACTIONS

Our Relationship with IDT

IDT is, indirectly, our principal and controlling stockholder. Our headquarters are located in the same building as IDT in Newark, New Jersey. In December 2001, IDT, through its subsidiary Winstar Holdings, LLC, acquired FCC spectrum licenses and other assets from the bankruptcy estate of Winstar Communications, Inc., an unrelated third party. Winstar Holdings then caused the spectrum licenses to be assigned to its subsidiary, Winstar Spectrum, LLC. In December 2004, Winstar Holdings formed IDT Spectrum, LLC and caused Winstar Spectrum, LLC to transfer and assign to IDT Spectrum, LLC substantially all of its FCC spectrum licenses. In January 2005, Winstar Holdings formed us and contributed to us all of its interests in IDT Spectrum, LLC, as well as the other assets used in its connectivity services and spectrum leasing business, including customer lists and trade accounts receivable. Winstar Spectrum currently is in the process of assigning six additional FCC spectrum licenses to IDT Spectrum, LLC. All information in this prospectus is premised upon the assignment of those licenses. Upon completion of this offering, IDT will own, indirectly, all of our issued and outstanding shares of Class A common stock and a substantial majority of our aggregate voting power on a fully diluted basis. As of January 10, 2005, Howard S. Jonas, the founder and Chairman of the Board of IDT, was the beneficial owner of voting securities of IDT representing approximately 57.9% of the combined voting power of IDT’s outstanding capital stock. As a result, IDT and Mr. Jonas are able to control matters requiring approval by our stockholders, including the election of all but one of our directors and the approval of significant corporate matters, including any merger, consolidation or sale of all or substantially all of our assets. James A. Courter, a member of our Board, is also Chief Executive Officer and Vice Chairman of IDT. Mr. Courter and Mr. Jonas have received and may continue to receive compensation from IDT for services performed for IDT.

We maintain a number of business relationships with IDT and its affiliates, including with respect to the following:

•	We are party to a master services agreement with IDT under which:

O	IDT agrees to provide us with office space and certain services, including payroll and benefit services, at cost and on an “as needed” basis, including general corporate services to support our existing and future connectivity service and spectrum leasing business; and

O	we agree to provide IDT with certain services at arms-length market rates on an “as needed” basis, including fixed wireless connectivity service and spectrum leasing services to support internal and customer communication systems.

The agreement, which terminates on January 28, 2006, automatically renews for additional one year terms unless we notify IDT of our intent not to renew at least 60 days prior to the end of the then-current term or IDT notifies us of its intent not to renew at least 180 days prior to the end of the then-current term. The agreement, or any particular services under the agreement, may be terminated at any time by us upon 30 days’ notice or by IDT upon 180 days’ notice. IDT charged us approximately $0.3 million, $0.1 million and $0.1 million for general corporate services for the nine months ended April 30, 2005 and for the years ended July 31, 2004 and 2003, respectively.

•

We are party to an amended and restated indemnification agreement with IDT under which IDT has agreed to indemnify us, our officers, directors, affiliates, stockholders and controlling persons for liabilities arising from various disputes and claims relating to the

FCC licenses and other assets and business that were transferred to us by IDT and its other subsidiaries that arose prior to the transfer of those licenses, assets and business to us.

Our Relationship with IDT Telecom

We maintain a number of business relationships with IDT Telecom, a subsidiary of IDT, including a master services agreement with IDT Telecom under which:

•	IDT Telecom agrees to provide us with certain services at cost and on an “as needed” basis, including customer service, provisioning, billing, maintenance, sales, marketing and other general corporate services; and

•	we agree to provide IDT Telecom with certain services at cost and on an “as needed” basis, including fixed wireless connectivity services, spectrum services and spectrum leases.

The agreement, which terminates on January 28, 2006, automatically renews for additional one year terms unless we notify IDT Telecom of our intent not to renew at least 60 days prior to the end of the then-current term or IDT Telecom notifies us of its intent not to renew at least 180 days prior to the end of the then-current term. The agreement, and any particular service under the agreement, may be terminated at any time by us upon 30 days notice or by IDT Telecom upon 180 days notice. Charges between the Company and IDT Telecom were less than $0.1 million in each of the periods presented.

Our Relationship with Winstar Holdings

Winstar Holdings, our immediate parent, holds a Senior Unsecured Note due January 31, 2010, issued by us on January 31, 2005, as amended, in the aggregate principal amount of $10.0 million. Interest on the note accrues at a rate of 7% per annum. The note may be prepaid without penalty. For the nine months ended April 30, 2005 the Company recorded interest expense of $0.2 million.

We also lease from Winstar Holdings telecommunications equipment used in operations. The equipment rent expense for the nine months ended April 30, 2005 and for the years ended July 31, 2004 and 2003 was $0.4 million, $0.8 million and $0.9 million, respectively. Winstar Holdings and its subsidiaries charged us approximately $0.7 million for consulting, rent and other general and administrative services for the nine months ended April 30, 2005. No charges were incurred for the years ended July 31, 2004 and 2003.

On January 31, 2005, Winstar Holdings forgave $10.6 million of indebtedness that we owed to Winstar Holdings.

Our Relationship with Winstar Government Solutions, LLC

We have a master services agreement with Winstar Government Solutions, LLC, a subsidiary of IDT, under which:

•	subject to appropriate government rules and regulations, Winstar Government Solutions, LLC agrees to provide us with the certain services at cost and on an “as needed” basis, including engineering support, marketing and sales services, spectrum access, service description placements on metropolitan area acquisition and other contracts held by Winstar Government Solutions, LLC; and

•	we agree to provide Winstar Government Solutions, LLC with certain services at arms-length market rates and on an “as needed” basis, including fixed wireless connectivity services and spectrum services to support internal and customer communication systems, and spectrum leases.

The agreement, which terminates on January 28, 2006, automatically renews for additional one year terms unless we notify Winstar Government Solutions, LLC of our intent not to renew at least 60 days prior to the end of the then-current term or Winstar Government Solutions, LLC notifies us of its intent not to renew at least 180 days prior to the end of the then-current term. The agreement, and any particular service under the agreement, may be terminated at any time by us upon 30 days notice or by Winstar Government Solutions, LLC upon 180 days notice. For the nine months ended April 30, 2005 and for the years ended July 31, 2004 and 2003, we incurred no charges under this agreement.

Our Relationship with Winstar Communications, LLC

We are party to an amended and restated master services agreement with Winstar Communications, LLC, a subsidiary of IDT, under which:

•	Winstar Communications, LLC agrees to provide us with certain services at cost and on an “as needed” basis, including customer service, wireless, wireline, and other engineering support, and general corporate services to support our existing and future connectivity services and spectrum leasing business; and

•	we agree to provide Winstar Communications, LLC with certain services at arms-length market rates and on an “as needed” basis, including fixed wireless connectivity services and spectrum services, and spectrum leases.

The agreement, which terminates on January 28, 2006, automatically renews for additional one year terms unless we notify Winstar Communications, LLC of our intent not to renew at least 60 days prior to the end of the then-current term or Winstar Communications, LLC notifies us of its intent not to renew at least 180 days prior to the end of the then-current term. The agreement, and any particular service under the agreement, may be terminated at any time by us upon 30 days’ notice or by Winstar Communications, LLC upon 180 days notice. In the nine months ended April 30, 2005 and in the years ended July 31, 2005 and 2004, we incurred no changes under this agreement.

See the risk factors under the heading “Risk Factors Relating to our Corporate Structure” for a description of risks arising from these relationships.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership of Our Voting Securities

The following table sets forth certain information with respect to the beneficial ownership of our common stock at August 1, 2005, and as adjusted to reflect the sale of Class B common stock offered by us in this offering, for:

•	each person who we know beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o IDT Spectrum, Inc., 520 Broad Street, Newark, NJ 07102.

Beneficial ownership as reported in the table below has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. Applicable percentage ownership is based on                  shares of Class A common stock and                  shares of Class B common stock outstanding at , 2005. For purposes of the table below, we have assumed that shares of Class A common stock and             shares of Class B common stock will be outstanding upon completion of this offering. Beneficial ownership representing less than one percent is denoted with an “*.”

	Common Stock Beneficially Owned							Percent of Voting Power
	Class A Common Stock				Class B Common Stock
Name of Beneficial Owner	Number of Shares		Percent of Class Before this Offering	Percent of Class After this Offering	Number of Shares	Percent of Class Before this Offering	Percent of Class After this Offering	Before this Offering	After this Offering
Winstar Holdings, LLC(1)	1,500	(2)	100%	100%
John C. Petrillo	—		—	—	(3)
Peter B. Atwal	—		—	—	(4)
Stephen R. Brown	—		—	—
Christopher O’Loughlin	—		—	—
R. Colin Hickey	—		—	—
Howard S. Jonas	—		—	—
James A. Courter	—		—	—
Steven L. Pomerantz	—		—	—
Dennis J. Reimer	—		—	—
Herbert, M. Tate, Jr.	—		—	—
All directors and executive officers as a group (10 persons)	—		—	—

(1)	Winstar Holdings is 100% indirectly owned by IDT, which in turn is controlled by Mr. Howard S. Jonas, who owns approximately 57.9% of the aggregate voting power of IDT as of January 10, 2005.
(2)	Assumes the conversion of all of our outstanding shares of common stock into shares of Class A common stock but does not give effect to our proposed - for - forward stock split.
(3)	Mr. Petrillo will be awarded restricted Class B common stock equal to 1.5% of our outstanding equity immediately prior to this offering. The number of shares of Class B common stock is based on the midpoint of the price range for this offering. One-third of this award will vest on the completion of this offering. The remaining two-thirds will vest in equal installments on the first and second anniversaries of this offering.

(4)	Mr. Atwal will be awarded restricted Class B common stock equal to 1.0% of our outstanding equity immediately prior to this offering. The number of shares of Class B common stock is based on the midpoint of the price range for this offering. One-third of this award will vest on the completion of this offering. The remaining two-thirds will vest in equal installments on the first and second anniversaries of this offering.

Beneficial Ownership of IDT’s Voting Securities

The following table sets forth certain information regarding the beneficial ownership of the common stock of IDT (and Class A common stock of IDT, assuming conversion of all shares of Class A common stock of IDT into common stock of IDT) and the Class B common stock of IDT, by:

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership as reported in the table below has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise noted in the footnotes to the table, to the best of our knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them. Each holder of the common stock of IDT is entitled to one vote per share, each holder of the Class A common stock of IDT is entitled to three votes per share, and each holder of the Class B common stock of IDT is entitled to one-tenth of a vote per share.

The security ownership information is given as of January 10, 2005 and, in the case of percentage ownership information, is based on the following amount of outstanding shares: (i) 28,662,921 shares of common stock of IDT (assuming conversion of all 9,816,988 currently outstanding shares of Class A common stock of IDT into common stock of IDT); and (ii) 68,338,691 shares of the Class B common stock of IDT. Beneficial ownership representing less than one percent is denoted with an “*.”

Name of Beneficial Owner	Number of Shares of Common Stock of IDT		Percentage of Ownership of Common Stock of IDT	Number of Shares of Class B Common Stock of IDT		Percentage of Ownership of Class B Common Stock of IDT	Percentage of Aggregate Voting Power of IDT

John C. Petrillo	—		—	—		—	—
Peter B. Atwal	—		—	—		—	—
Stephen R. Brown	2,214	(1)	*	213,868	(1)	*	*
Christopher O’Loughlin	—		—	1,422	(2)—	*	*
R. Colin Hickey	—		—	—		—	—
Howard S. Jonas	11,643,296	(3)	40.6%	6,112,096	(3)	8.9%	57.9%
James A. Courter	1,506	(4)	*	2,330,868	(4)	3.3%	*
Steven L. Pomerantz	—		—	10,666	(5)	*	*
Dennis J. Reimer	—		—	14,998	(6)	*	*
Herbert M. Tate	—		—	62,997	(7)	*	*
All directors and executive officers as a group (10 persons)	11,647,016		40.6%	8,746,915		12.2%	57.9%

(1)	Includes (a) 1,000 shares of common stock of IDT and 1,000 shares of Class B common stock of IDT held by Mr. Brown directly, (b) 23,314 restricted shares of Class B common stock of IDT held by Mr. Brown directly, (c) 1,214 shares of common stock of IDT held by Mr. Brown in his 401(k) Plan and (d) 189,554 shares of Class B common stock of IDT issuable upon the exercise of stock options exercisable within 60 days.

(2)	Represents restricted shares of Class B common stock of IDT held by Mr. O’Loughlin directly.

(3)	Includes an aggregate of 9,816,988 shares of Class A common stock of IDT, 1,826,308 shares of common stock of IDT and 6,112,096 shares of Class B common stock of IDT, consisting of (i) 9,797,418 shares of Class A common stock of IDT held by Mr. Jonas directly, (ii) 19,570 shares of Class A common stock of IDT held by The Jonas Family Limited Partnership, (iii) 825,142 shares of common stock of IDT beneficially owned by the Jonas Foundation, (iv) 1,000,000 shares of common stock of IDT beneficially owned by the Howard S. and Deborah Jonas Foundation, (v) 1,166 shares of common stock of IDT held by Mr. Jonas in his 401(k) plan, (vi) 1,257,242 shares of Class B common stock of IDT held directly by Mr. Jonas, (vii) 1,200,000 shares of Class B common stock of IDT beneficially owned by the Howard S. and Deborah Jonas Foundation, (viii) 19,570 shares of Class B common stock of IDT beneficially owned by the Jonas Family Limited Partnership, (ix) an aggregate of 3,406,176 shares of Class B common stock of IDT beneficially owned in equal amounts by eight separate Trusts under Article Four of the Howard S. Jonas 1996 Annuity Trust Agreement for the benefit of the children of Mr. Jonas, and (x) 229,108 shares of Class B common stock of IDT beneficially owned by the Howard S. Jonas 1998 Annuity Trust. Mr. Jonas is the General Partner of The Jonas Family Limited Partnership and, with his wife Deborah Jonas, is the co-trustee of each of The Jonas Foundation, the Howard S. and Deborah Jonas Foundation, each of the Trusts under Article Four of the Howard S. Jonas 1996 Annuity Trust Agreement and the Howard S. Jonas 1998 Annuity Trust.

(4)	Includes (a) 23,314 restricted shares of Class B common stock of IDT held by Mr. Courter directly, (b) 1,506 shares of common stock of IDT held by Mr. Courter in his 401(k) Plan and (c) 2,307,554 shares of Class B common stock of IDT issuable upon the exercise of stock options exercisable within 60 days.

(5)	Includes (a) 3,999 shares of Class B common stock of IDT held by Mr. Pomerantz directly and (b) 6,667 shares of Class B common stock of IDT issuable under the exercise of stock options exercisable within 60 days.

(6)	Includes (a) 6,665 shares of Class B common stock of IDT held by Mr. Reimer directly and (b) 8,333 shares of Class B common stock of IDT issuable under the exercise of stock options exercisable within 60 days.

(7)	Includes (a) 7,998 shares of Class B common stock of IDT held by Mr. Tate directly and (b) 54,999 shares of Class B common stock of IDT issuable under the exercise of stock options exercisable within 60 days.

DESCRIPTION OF CAPITAL STOCK

Upon completion of this offering, our authorized capital stock will consist of:

•	200,000,000 shares of common stock, par value $0.01 per share, of which 50,000,000 shares will be designated as Class A common stock and 150,000,000 shares will be designated as Class B common stock; and

•	10,000,000 shares of preferred stock, par value $0.01 per share.

The following summary of our securities is not complete and is qualified by reference to our restated certificate of incorporation and bylaws, each of which is attached as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

At the completion of this offering, there will be             shares of Class A common stock outstanding and             shares of Class B common stock outstanding. Stock options covering up to             shares of Class B common stock are available for grant under our Stock Incentive Plan, and options covering an aggregate                  of shares of Class B common stock will have been granted effective as of the date of the completion of this offering. Winstar Holdings holds all of our outstanding shares of Class A common stock, and is expected to hold 100% of our Class A common stock following this offering.

Dividend rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share ratably in any dividends that our board of directors may determine to pay from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation preference

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share ratably all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Voting rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to 10 votes per share and holders of our Class B common stock are entitled to one vote per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters, including the election of directors, submitted to a vote of stockholders, unless otherwise required by law.

Conversion rights

Each share of Class A common stock is convertible at any time at the option of the holder into one share of Class B common stock. In addition, each share of Class A common stock shall convert automatically into one share of Class A common stock upon any transfer to any person other than a subsidiary of IDT, whether or not for value. Our Class B common stock is not convertible into any other shares of our capital stock.

Preferred Stock

At the completion of this offering, we will be authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors is authorized, subject to limitations prescribed by Delaware law, by our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders.

Selected Provisions of our Restated Certificate of Incorporation and By-laws and the Delaware General Corporation Law

The following is a discussion of our restated certificate of incorporation and by-laws to be in effect at the time of this offering and selected provisions of the Delaware General Corporation Law.

Board of directors

Our bylaws provide that our board of directors shall consist of not less than three nor more than seventeen members. Our board of directors may fix the number of members from time to time. Except with respect to vacancies, our directors are elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office for a one-year term until the director’s successor is duly elected and qualified, or until the director’s earlier resignation or removal. Any director may resign at any time upon notice to us. Directors need not be stockholders.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the expiration of the term of the newly created directorship or, in the case of a director appointed to fill a vacancy, until the expiration of the term of the director removed or departed, and until their successors are duly elected and qualified, or until their earlier resignation or removal.

Anti-takeover provisions of Delaware law and our restated certificate of incorporation and by-laws

Certain provisions of Delaware law, our restated certificate of incorporation and our restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our immediate parent. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection and our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware anti-takeover statute. In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder, which is defined generally as a person owning 15% or more of the corporation’s outstanding voting stock, of a Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our restated certificate of incorporation, we have opted-out of the provisions of Section 203.

Dual class structure. As discussed above, our Class A common stock has ten votes per share, while our Class B common stock, which is the class of stock we are selling in this offering and which will be the only class of stock which is publicly traded, has one vote per share. After this offering, all of our Class A common stock will be held by Winstar Holdings, a wholly-owned subsidiary of IDT, representing     % of the voting power of our outstanding capital stock. Because of our dual class structure, Winstar Holdings will continue to be able to control all matters submitted to our stockholders for approval even if they eventually own significantly less than 50% of the number of shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial. See “Risk Factors—Our Class A Common Stock has significantly greater voting rights than the Class B Common Stock.”

Limits on ability of stockholders to act by written consent. We have provided in our restated certificate of incorporation and bylaws that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a stockholders meeting.

Undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting, conversion or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Corporate opportunities

Our amended and restated certificate of incorporation provides that IDT Corporation and its affiliates, which we refer to as the “IDT Group,” and their respective officers, directors and employees do not have a fiduciary duty or any other obligation to share any business opportunities with us and releases all members of the IDT Group from any liability that would result from a breach of this kind of obligation. Specifically, our restated certificate of incorporation provides as follows:

•	the IDT Group, its officers, directors and employees are not liable to us or our stockholders for breach of a fiduciary duty by reason of its activities with respect to sharing any business opportunities with us;

•	if any member of the IDT Group or its officers, directors and employees, except as provided below, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both any member or members of the IDT Group and our company, the member, or its officers, directors and employees, will have no duty to communicate or offer corporate opportunities to us, will have the right to hold the corporate opportunities for such member or for another person and is not liable for breach of any fiduciary duty as a stockholder or employee of our company because that person pursues or acquires the corporate opportunity for itself, directs the corporate opportunity to another person, or does not communicate information regarding the corporate opportunity to our company; and

•	in the event that an officer or employee of our company, in their capacity as an officer or employee of our company, who is also a stockholder or employee of any member of the IDT Group, is expressly offered a potential transaction or matter which may be a corporate opportunity for both our company and a member of the IDT Group, the corporate opportunity offered to the officer of our company, in that person’s capacity as an officer or employee, belongs to our company.

Directors’ liability; indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any person serving in any capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnify for those expenses which the Court of Chancery or other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director in the following instances:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporate Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption); or

•	for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation provides that the liability of the directors shall be eliminated to the fullest extent permissible under Delaware law. Our restated certificate of incorporation further provides that IDT Spectrum shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

Our bylaws provide for us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that he is or was a director or officer of ours, or is or was a director or officer of ours serving at our request as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Special meetings of stockholders

Unless otherwise prescribed by law or our restated certificate of incorporation, special meetings of stockholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.

Meetings may be called by any of these officers at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning issued and outstanding capital stock of the Corporation representing not less than a majority of the voting power of all issued and outstanding capital stock of the Corporation. The request shall state the purpose or purposes of the proposed meeting.

Advance notice requirements for stockholder proposals and director nominations. Our by-laws establish advance notice procedures for stockholders to nominate candidates for election as a director and stockholders to propose topics at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or the directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

Registration Rights

No registration rights currently exist with respect to any of our securities.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Class B common stock is American Stock Transfer and Trust Company.

Listing

We intend to apply to list our Class B common stock on the Nasdaq National Market under the trading symbol “GIGZ”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of our Class B common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

Upon completion of this offering, we will have outstanding              shares of common stock. The shares of Class B common stock being sold in this offering will be freely tradable without restriction or registration under the Securities Act. All remaining shares, and all shares subject to outstanding options were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

As a result of the lock-up agreements, and the provisions of Rules 144, 144(k) and 701 described below, the restricted securities will first become available for sale in the public market as follows (in all cases subject to the requirement that no unvested shares may be sold before they vest):

Date of Availability for Sale	Additional Number of Shares Eligible for Public Sale	Comments
As of the date of this prospectus		Shares sold in this offering and shares eligible for sale under Rule 144(k) that are not subject to any lock-up agreement.
At various times after 180 days after the date of this prospectus		Lock-up agreements expire; shares eligible for sale under Rule 144, 144(k) and 701.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who beneficially owns “restricted securities” may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares of Class A common stock that does not exceed the greater of:

•	1.0% of the then outstanding shares of Class B common stock, or approximately shares after this offering; and

•	the average weekly trading volume of the Class B common stock on the NASDAQ National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us and may be effected only through unsolicited brokers’ transactions.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, “144(k) shares” may be sold immediately upon the completion of this offering.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 is eligible to resell shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Registration Rights Agreements

No registration rights currently exist with respect to any of our securities.

Lock-up Agreements

Winstar Holdings, the holder of all of our Class A common stock, and our executive officers and directors will enter into lock-up agreements with WR Hambrecht + Co, LLC. We expect that the holders of substantially all of our capital stock and options will enter into these agreements prior to the completion of this offering. The lock-up agreements generally prohibit these stockholders from, among other things, selling or otherwise transferring, directly or indirectly, the economic benefit of any shares of our common stock, or any security convertible into or exchangeable or exercisable for our common stock, without the prior written consent of WR Hambrecht + Co, LLC for a period of 180 days from the date of the agreement, or longer, as more fully described under “Underwriting—Lock-up Agreements.” WR Hambrecht + Co, LLC may, in its sole discretion, at any time and without notice, release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act for shares of our common stock subject to options outstanding or reserved for issuance under our Stock Incentive Plan and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion summarizes certain material U.S. federal income tax and estate tax consequences of the ownership and disposition of shares of our common stock purchased pursuant to this offering by a holder that is a non-U.S. holder as we define that term below. This discussion is based on the Internal Revenue Code, which we refer to as the Code, administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date of this prospectus. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any change may result in U.S. federal income tax consequences to a holder that are materially different from those described below. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the tax consequences discussed in this prospectus. Consequently, the IRS may disagree with or challenge any of the tax consequences discussed in this prospectus.

The following discussion does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a non-U.S. holder in light of the holder’s particular circumstances and only addresses non-U.S. holders who hold common stock as capital assets within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address the U.S. federal income tax considerations applicable to holders subject to special rules, such as certain financial institutions, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, partnerships or other pass-through entities, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, dealers in securities or currencies, persons holding common stock in connection with a hedging transaction, “straddle,” conversion transaction or a synthetic security or other integrated transaction, holders subject to special U.S. federal income tax rules (such as “passive foreign investment companies” and “controlled foreign corporations”) or holders whose “functional currency” is not the U.S. dollar. In addition, this discussion does not include any description of any alternative minimum tax consequences, gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to non-U.S. holders of our common stock. We urge you to consult your own tax advisor concerning the U.S. federal, state or local income tax and federal, state or local estate tax consequences of your ownership and disposition of our common stock in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction or under any applicable tax treaty.

As used in this discussion, a “non-U.S. holder” means a beneficial owner of shares of common stock who is not, for U.S. tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the United States or of any state thereof (including the District of Columbia),

•	an estate, income of which is subject to U.S. federal income taxation regardless of its source,

•	a trust the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or

•	a trust that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

If a partnership or other pass-through entity holds our common stock, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner in or owner of a partnership or other pass-through entity that is considering holding our common stock, you should consult your tax advisor.

Payment of Dividends

We do not presently anticipate paying cash dividends on shares of our common stock. For more information, please see “Dividend Policy.” If dividends are paid on shares of our common stock, however, these dividends will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount, or any lower rate that may be specified by an applicable income tax treaty if we have received proper certification of the application of that income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of that treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment (or, in the case of an individual, a fixed base) in United States, are not subject to U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or any lower rate as may be specified in an applicable income tax treaty.

Sale or Exchange

A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale, exchange or other disposition of shares of common stock unless any one of the following is true:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an applicable tax treaty applies, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the U.S., in which case, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

•	the non-U.S. holder, who is an individual, is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition and some additional conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal tax purposes.

Individual non-U.S. holders who are subject to U.S. tax because the holder was present in the United States for 183 days or more during the year of disposition are taxed on their gains, including gains from the sale of shares of our common stock and net of applicable U.S. losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on the disposition in the manner applicable to U.S. persons. We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal tax purposes.

Federal Estate Tax

Shares of common stock owned or treated as owned by an individual non-U.S. holder will be included in that non-U.S. holder’s estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Under U.S. Treasury Regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Under an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on our common stock to a non-U.S. holder, however, if the holder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is not a United States person) or otherwise establishes an exemption.

The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury Regulations generally will be reduced by backup withholding tax at a current rate of 28%.

The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker generally will be reported to the IRS and reduced by backup withholding unless the non-U.S. holder either certifies its status as a non-U.S. holder in accordance with applicable U.S. Treasury Regulations or otherwise establishes an exemption and the broker has no actual knowledge, or reason to know, to the contrary. The payment of the proceeds on the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a broker generally will not be reduced by backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has specified connections with the United States, unless some conditions are met, the proceeds from that disposition generally will be reported to the IRS, but not reduced by backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them and the availability and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

The above discussion is included for general information only. Each prospective purchaser is urged to consult its tax advisor with respect to the U.S. federal income tax and federal estate tax consequences of the ownership and disposition of our common stock, as well as the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

UNDERWRITING

In accordance with the terms of the underwriting agreement to be entered into between WR Hambrecht + Co, LLC, and us, the underwriter named below will agree to purchase from us that number of shares of common stock set forth opposite the underwriter’s name below at the public offering price less the underwriting discounts and commissions described on the cover page of this prospectus.

Underwriter	Number of Shares
WR Hambrecht + Co, LLC

Total

The underwriting agreement will provide that the obligations of the underwriter are subject to various conditions, including the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and counsel. Subject to those conditions, the underwriter is committed to purchase all of the shares of our common stock offered by this prospectus if any of the shares are purchased.

Commissions and Discounts

The underwriter proposes to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $             per share. The underwriter may allow, and dealers may reallow, a concession not to exceed $             per share on sales to other dealers. Any dealers that participate in the distribution of our common stock may be deemed to be underwriter within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. After completion of the initial public offering of the shares, to the extent that the underwriter is left with shares that successful bidders have failed to pay for, the underwriter may sell those shares at a different price and with different selling terms.

The following table shows the per share and total underwriting discount to be paid to the underwriter by us in connection with this offering. The underwriting discount has been determined through negotiations between us and the underwriter, and has been calculated as a percentage of the offering price. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	No Exercise	Full Exercise
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the costs of this offering, exclusive of the underwriting discount and commissions, will be approximately $            . These fees and expenses are payable entirely by us. An electronic prospectus is available on the Web site maintained by WR Hambrecht + Co and may also be made available on Web sites maintained by selected dealers and selling group members participating in this offering.

The OpenIPO Auction Process

The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in underwritten public offerings. In particular, as described under the captions “— Determination of Public Offering Price” and “— Allocation of Shares,” the public offering price and the allocation of shares are determined by an auction conducted by the underwriter and other factors as described below. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

The following describes how the underwriter and some selected dealers conduct the auction process and confirm bids from prospective investors:

Prior to effectiveness of the registration statement

Before the registration statement relating to this offering becomes effective, but after a preliminary prospectus is available, the auction will open and the underwriter and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares.

The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the Securities and Exchange Commission becomes effective. A bid received by the underwriter or a dealer involves no obligation or commitment of any kind prior to the closing of the auction. Bids can be modified or revoked at any time prior to the closing of the auction.

Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by e-mail, telephone or facsimile, a notice indicating the proposed effective date. Potential investors may at any time expressly request that all, or any specific, communications between them and the underwriter and participating dealers be made by specific means of communication, including e-mail, telephone and facsimile. The underwriter and participating dealers will contact the potential investors in the manner they request.

Effectiveness of the registration statement

After the registration statement relating to this offering has become effective, potential investors who have submitted bids to the underwriter or a dealer will be contacted by e-mail, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and that the auction may close in as little as one hour following effectiveness. Bids will continue to be accepted in the time period after the registration statement is declared effective but before the auction closes. Bidders may also withdraw their bids in the time period following effectiveness but before the close of the auction.

Reconfirmation of bids

The underwriter will require that bidders reconfirm the bids that they have submitted in this offering if any of the following events shall occur:

•	More than 15 business days have elapsed since the bidder submitted its bid in this offering;

•	There is a material change in the prospectus that requires recirculation of the prospectus by us and the underwriter; or

•	The initial public offering price is more than 20% above the high end of the price range or more than 20% below the low end of the price range. In this event, the underwriter will circulate a revised preliminary prospectus with its request for reconfirmation.

If a reconfirmation of bids is required, the underwriter will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that they must reconfirm their bids by contacting the underwriter or participating dealers with which they have their brokerage accounts. Bidders will have a minimum of four hours to reconfirm their bids. Bidders will have the ability to cancel, modify or reconfirm their bids at any time until the auction closes. If bidders do not reconfirm their bids before the auction is closed (which will be no sooner than four hours after the request for reconfirmation is sent), we and the underwriter will disregard their bids in the auction, and they will be deemed to have been withdrawn. If appropriate, the underwriter may include the request for reconfirmation in a notice of effectiveness of the registration statement.

Changes in the price range prior to effectiveness of the registration statement

If, prior to the date on which the Securities and Exchange Commission declares our registration statement effective, there is a change in the price range or the number of shares to be sold in this offering, in each case in a manner that is not otherwise material to this offering, we and the underwriter or participating dealers will:

•	Provide notice on our respective websites of the revised price range or number of shares to be sold in this offering, as the case may be;

•	Issue a press release announcing the revised price range or number of shares to be sold in this offering, as the case may be; and

•	Send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them of the revised price range or number of shares to be sold in this offering, as the case may be.

In these situations, the underwriter could accept an investor’s bid after the Securities and Exchange Commission declares the registration statement effective without requiring a bidder to reconfirm. However, the underwriter may decide at any time to require potential investors to reconfirm their bids, and if they fail to do so, unconfirmed bids will be invalid.

Closing of the auction and pricing

The auction will close and a public offering price will be determined after the registration statement becomes effective at a time agreed to by us and WR Hambrecht + Co, which we anticipate will be after the close of trading on the Nasdaq National Market on the same day on which the registration statement is declared effective. The auction may close in as little as one hour following effectiveness of the registration statement. However, the date and time at which the auction will close and a public offering price will be determined cannot currently be predicted and will be determined by us and WR Hambrecht + Co based on general market conditions during the period after the registration statement is declared effective. If we are unable to close the auction, determine a public offering price and file a final prospectus with the Securities and Exchange Commission within 15 days after the registration statement is initially declared effective, we will be required to file with the Securities and Exchange Commission and have declared effective a posteffective amendment to the registration statement before the auction may be closed and before any bids may be accepted.

Once a potential investor submits a bid, the bid remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the close of the auction by notifying the underwriter or a participating dealer.

Following the closing of the auction, the underwriter determines the highest price at which all of the shares offered, including shares that may be purchased by the underwriter to cover any over-allotments, may be sold to potential investors. This price, which is called the “clearing price,” is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in “— Determination of Public Offering Price” below. The public offering price determines the allocation of shares to potential investors, with all valid bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

You will have the ability to withdraw your bid at any time until the closing of the auction. The underwriter will accept successful bids by sending notice of acceptance after the auction closes and a public offering price has been determined, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether the bidders are aware that the registration statement has been declared effective and that the auction has closed or (2) whether they are aware that the notice of acceptance of that bid has been sent. The underwriter will not cancel or reject a valid bid after the notices of acceptance have been sent.

Once the auction closes and a clearing price is set as described below, the underwriter or a participating dealer accepts the bids from those bidders whose bids are at or above the public offering price but may allocate to a prospective investor fewer shares than the number included in the investor’s bid, as described in “— Allocation of Shares” below.

Determination of Public Offering Price

The public offering price for this offering is ultimately determined by negotiation between the underwriter and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to this offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction, although other factors are considered as described below. The clearing price is used by the underwriter and us as the principal benchmark, among other considerations described below, in determining the public offering price for the stock that will be sold in this offering.

The clearing price is the highest price at which all of the shares offered, including the shares that may be purchased by the underwriter to cover any over-allotments, may be sold to potential investors, based on the valid bids at the time the auction is closed. The shares subject to the underwriter’s over-allotment option are used to calculate the clearing price whether or not the option is actually exercised. Based on the auction results, we may elect to change the number of shares sold in this offering. Depending on the public offering price and the amount of the increase or decrease, an increase or decrease in the number of shares to be sold in this offering could affect the clearing price and result in either more or less dilution to potential investors in this offering.

Depending on the outcome of negotiations between the underwriter and us, the public offering price may be lower, but will not be higher, than the clearing price. The bids received in the auction and the resulting clearing price are the principal factors used to determine the public offering price of the stock that will be sold in this offering. The public offering price may be lower than the clearing price depending on a number of additional factors, including general market trends or conditions, the underwriter’s assessment of our management, operating results, capital structure and business potential and the demand and price of similar securities of comparable companies. The underwriter and we may also agree to a public offering price that is lower than the clearing price in order to facilitate a wider distribution of the stock to be sold in this offering. For example, the underwriter and we may elect to lower the public offering price to include certain institutional or retail bidders in this offering. The underwriter and we may also lower the public offering price to create a more stable post-offering trading price for our shares.

The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all valid bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if the underwriter and we are not able to reach agreement on the public offering price, then the underwriter and we will either postpone or cancel this offering. Alternatively, we may file with the Securities and Exchange Commission a post-effective amendment to the registration statement in order to conduct a new auction.

The following simplified example illustrates how the public offering price is determined through the auction process:

Company X offers to sell 1,500 shares in its public offering through the auction process. The underwriter, on behalf of Company X, receives five bids to purchase, all of which are kept confidential until the auction closes.

The first bid is to pay $10.00 per share for 1,000 shares. The second bid is to pay $9.00 per share for 100 shares. The third bid is to pay $8.00 per share for 900 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

Assuming that none of these bids are withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,500 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and the underwriter.

If the public offering price is the same as the $8.00 per share clearing price, the underwriter would accept bids at or above $8.00 per share. Because 2,000 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 75% (1,500 divided by 2,000) of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

If the public offering price is $7.00 per share, the underwriter would accept bids that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,500 shares offered, based on the 2,400 shares they requested, or 62.5% (1,500 divided by 2,400) of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

As described in “— Allocation of Shares” below, because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than the pro rata percentage of the shares bid for. Thus, if the pro rata percentage was 75%, the potential investor who bids for 200 shares may receive a pro rata allocation of 100 shares (50% of the shares bid for), rather than receiving a pro rata allocation of 150 shares (75% of the shares bid for).

The following table illustrates the example described above, after rounding down any bids to the nearest round lot in accordance with the allocation rules described below, and assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

Initial Public Offering of Company X

	Bid Information			Auction Results
	Shares Requested	Cumulative Shares Requested	Bid Price	Shares Allocated	Approximate Allocated Requested Shares	Clearing Price	Amount Raised
	1,000	1,000	$10.00	700	75%	$8.00	$ 5,600
	100	1,100	$ 9.00	100	75%	$8.00	$ 800
Clearing Price	900	2,000	$ 8.00	700	75%	$8.00	$ 5,600
	400	2,400	$ 7.00	0	0%	—	—
	800	3,200	$ 6.00	0	0%	—	—
Total:				1,500			$12,000

Allocation of Shares

Bidders receiving a pro rata portion of the shares they bid for generally receive an allocation of shares on a round-lot basis, rounded to multiples of 100 or 1,000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has confirmed a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has submitted a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

Generally the allocation of shares in this offering will be determined in the following manner, continuing the first example above:

•	Any bid with a price below the public offering price is allocated no shares.

•	The pro-rata percentage is determined by dividing the number of shares offered (including the over-allotment option) by the total number of shares bid at or above the public offering price. In our example, if there are 2,000 shares bid for at or above the public offering price, and 1,500 shares offered in this offering, then the pro-rata percentage is 75%.

•	All of the successful bids are then multiplied by the pro-rata percentage to determine the allocations before rounding. For example, the three winning bids for 1,000 shares (Bid 1), 100 shares (Bid 2) and 900 shares (Bid 3) would initially be allocated 750 shares, 75 shares and 675 shares, respectively, based on the pro rata percentage.

•	The bids are then rounded down to the nearest 100 share round lot, so the bids would be rounded to 700, 0 and 600 shares respectively. This creates a stub of 200 unallocated shares.

•	The 200 stub shares are then allocated to the bids. Continuing the example above, because Bid 2 for 100 shares was rounded down to 0 shares, 100 of the stub shares would be allocated to Bid 2. If there were not sufficient stub shares to allocate at least 100 shares to Bid 2, Bid 2 would not receive any shares in this offering. After allocation of these shares, 100 unallocated stub shares would remain.

•	Because Bid 3 for 900 shares was reduced, as a result of rounding, by more total shares then Bid 1 for 1,000 shares, Bid 3 would then be allocated the remaining 100 stub shares up to the nearest 100 round lot (from 600 shares to 700 shares).

If there are not sufficient remaining stub shares to enable a bid to be rounded up to a round lot of 100 shares the remaining unallocated stub shares would be allocated to smaller orders that are below their bid amounts. The table below illustrates the allocations in the example above.

Initial Public Offering of Company X

	Initial Bid	Pro-Rata Allocation) (75% of Initial Bid)	Initial Rounding	Allocation of Stub Shares	Final Allocation
Bid 1	1,000	750	700	0	700
Bid 2	100	75	0	100	100
Bid 3	900	675	600	100	700
Total	2,000	1,500	1,300	200	1,500

Requirements for Valid Bids

Valid bids are those that meet the requirements, including eligibility, account status and size, established by the underwriter or participating dealers. In order to open a brokerage account with WR Hambrecht + Co, a potential investor must deposit $2,000 in its account. This brokerage account will be a general account subject to WR Hambrecht + Co’s customary rules, and will not be limited to this offering. Other than the $2,000 described above, prospective investors are not required to deposit any money into their accounts until after the registration statement becomes effective. No funds will be transferred to WR Hambrecht + Co, and any amounts in excess of $2,000 may be withdrawn at any time until the auction closes and the bid is accepted. The auction may close in as little as one hour after the registration statement is declared effective. Of course, any potential bidder that decides not to participate in the auction may close its account at WR Hambrecht + Co and withdraw its funds at any time. The underwriter reserves the right, in its sole discretion, to reject or reduce any bids that it deems manipulative or disruptive or not creditworthy in order to facilitate the orderly completion of this offering. For example, in previous transactions for other issuers in which the auction process was used, the underwriter has rejected or reduced bids when the underwriter, in its sole discretion, deemed the bids not creditworthy or had reason to question the bidder’s intent or means to fund its bid. In the absence of other information, an underwriter or participating dealer may assess a bidder’s creditworthiness based solely on the bidder’s history with the underwriter or participating dealer. The underwriter has also rejected or reduced bids that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Suitability and eligibility standards of participating dealers may vary. As a result of these varying requirements, a bidder may have its bid rejected by the underwriter or a participating dealer while another bidder’s identical bid is accepted.

The Closing of the Auction and Allocation of Shares

The auction will close on a date and at a time estimated and publicly disclosed in advance by the underwriter on the websites of WR Hambrecht + Co at www.wrhambrecht.com and www.openipo.com. The auction may close in as little as one hour following effectiveness of the

registration statement. The                      shares offered by this prospectus, or                      shares if the underwriter’s over-allotment option is exercised in full, will be purchased from us by the underwriter and sold through the underwriter and participating dealers to investors who have submitted valid bids at or higher than the public offering price.

The underwriter or a participating dealer will notify successful bidders by sending a notice of acceptance by e-mail, telephone, facsimile or mail (according to any preference indicated by a bidder) informing bidders that the auction has closed and that their bids have been accepted. The notice will indicate the price and number of shares that have been allocated to the successful bidder. Other bidders are notified that their bids have not been accepted.

Each participating dealer has agreed with the underwriter to sell the shares it purchases from the underwriter in accordance with the auction process described above, unless the underwriter otherwise consent. The underwriter does not intend to consent to the sale of any shares in this offering outside of the auction process. The underwriter reserves the right in its sole discretion to reject or reduce any bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and reserves the right, in exceptional circumstances, to alter this method of allocation as it deems necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced by the underwriter or participating dealers based on eligibility or creditworthiness criteria. Once the underwriter has accepted a bid and closed the auction, the allocation of shares sold in this offering will be made according to the process described in “— Allocation of Shares” above, and no shares sold in this offering will be allocated on a preferential basis or outside of the allocation rules to any institutional or retail bidders. In addition, the underwriter or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on this offering.

Some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

Over-Allotment Option

We have granted to the underwriter an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of              additional shares of our common stock from us at this offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriter exercises this option, it will have a firm commitment to purchase the additional shares and we will be obligated to sell the additional shares to the underwriter. The underwriter may exercise the option only to cover over-allotments made in connection with the sale of shares offered.

Lock-up Agreements

We have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend,

or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, other than the shares of common stock or options to acquire common stock issued under our stock plans. Notwithstanding the foregoing, if (a) during the last 17 days of the 180-day period after the date of this prospectus, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (b) prior to the expiration of the 180-day period after the date of this prospectus, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The holders of approximately         % of our capital stock and options, including each of our directors and executive officers, will agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, other than (a) transfers or distributions of shares of our common stock acquired from the underwriter in this offering, (b) transfers or distributions of shares of our common stock acquired in open market transactions after the completion of this offering, (c) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts, (d) transfers to any trust for the direct or indirect benefit of the persons bound by the foregoing terms or the immediate family of the persons bound by the foregoing terms, or (e) distributions of shares of our common stock or any security convertible into our common stock to the partners, members or stockholders of the persons bound by the foregoing terms, provided that in the case of any transfer or distribution described in (c) through (e) above, the transferees, donees or distributees agree to be bound by the foregoing terms and the transferor, donor or distributor would not be required to, or voluntarily, file a report under Section 16(a) of the Exchange Act. These restrictions will remain in effect beyond the 180-day period under the same circumstances described in the immediately preceding paragraph.

There are no specific criteria that WR Hambrecht + Co requires for an early release of shares subject to lock-up agreements. The release of any lock-up will be on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for release, including financial hardship, market conditions and the trading price of the common stock. WR Hambrecht + Co has no present intention or understanding, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the 180-day period.

Short Sales, Stabilizing Transactions and Penalty Bids

In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Any short sales made by the underwriter would be made at the public offering price. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from us in this offering. The underwriter may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. As described above, the number of shares that may be sold pursuant to the underwriter’s over-allotment option is included in the calculation of the clearing price. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of the option. To the extent that the underwriter engages in any naked short sales, the naked short position would not be included in the calculation of the clearing price. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of this offering.

The underwriter may also impose a penalty bid. This occurs when a member of the selling group repays to the underwriters a portion of the underwriting discount or selling concession received by it because one underwriter has repurchased shares sold by or for the account of the member of the selling group in stabilizing or short covering transactions.

These activities by the underwriter may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriter may discontinue them at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

WR Hambrecht + Co currently intends to act as a market maker for the common stock following this offering. However, it is not obligated to do so and may discontinue any market making at any time.

Indemnity

The underwriting agreement provides that we and the underwriter have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act, or contribute to payments that each other may be required to make relating to these liabilities.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass upon the validity of the Class B common stock offered by this prospectus for us. Certain legal matters in connection with this offering will be passed upon for the underwriter by McDermott Will & Emery LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule of IDT Spectrum, Inc. at April 30, 2005 and for the nine months then ended, and as of July 31, 2004, and for each of the two years in the period then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Class B common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class B common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each statement is qualified in all respects by reference to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the Securities and Exchange Commission, located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from its offices upon the payment of the fees prescribed by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is www.sec.gov.

IDT SPECTRUM, INC.

IDT SPECTRUM, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

IDT Spectrum, Inc.

We have audited the accompanying consolidated balance sheets of IDT Spectrum, Inc. (the “Company”) as of April 30, 2005 and July 31, 2004 and the related consolidated statements of operations, changes in stockholder’s deficit and cash flows for the nine months ended April 30, 2005 and for each of the two years in the period ended July 31, 2004. Our audits also included the financial statement schedule listed in the index at Item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of April 30, 2005 and July 31, 2004 and the consolidated results of their operations and their cash flows for the nine months ended April 30, 2005 and for each of the two years in the period ended July 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

New York, New York

August 17, 2005

IDT SPECTRUM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	April 30, 2005	July 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$71	$—
Marketable securities	4,876	—
Trade accounts receivable, net	299	743
Prepaid expenses and other current assets	33	—

Total current assets	5,279	743
Deferred offering costs	301	—
Licenses, net	5,342	7,794

Total assets	$10,922	$8,537

LIABILITIES AND STOCKHOLDER’S DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$621	$—
Deferred revenue	128	188
Due to Winstar Holdings	832	15,617

Total current liabilities	1,581	15,805
Senior unsecured note payable to Winstar Holdings	10,000	—

Total liabilities	11,581	15,805
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S DEFICIT
Common stock, $.01 par value; 1,500 shares authorized, issued and outstanding at April 30, 2005. No shares issued at July 31, 2004	—	—
Additional paid-in capital	10,914	12
Accumulated deficit	(11,573)	(7,280)

Total stockholder’s deficit	(659)	(7,268)

Total liabilities and stockholder’s deficit	$10,922	$8,537

The accompanying notes are an integral part of these consolidated financial statements.

IDT SPECTRUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Nine months ended April 30, 2005	Years ended July 31,
		2004	2003
REVENUES	$1,345	$2,843	$3,606

COSTS AND EXPENSES:
Direct cost of revenues (exclusive of amortization) (i)	563	1,144	1,363
Selling, general and administrative (ii)	2,473	793	906
Amortization	2,452	3,269	3,269

Total costs and expenses	5,488	5,206	5,538

LOSS FROM OPERATIONS	(4,143)	(2,363)	(1,932)
Interest expense to Winstar Holdings	(175)	—	—
Interest income	25	—	—

NET LOSS	$(4,293)	$(2,363)	$(1,932)

Earnings per share:
Basic and diluted loss per share	$(2,862)	$(1,575)	$(1,288)

Weighted average number of shares used in calculation of basic and diluted loss per share	1,500	1,500	1,500

	Nine months ended April 30, 2005	Years ended July 31,
		2004	2003
(i) Direct cost of revenues includes cost of leasing equipment from Winstar Holdings	$406	$778	$874

(ii) Selling, general and administrative expense includes charges from the following related entities:
Winstar Holdings	737	—	—
IDT	340	141	131
IDT Telecom	28	16	38

The accompanying notes are an integral part of these consolidated financial statements.

IDT SPECTRUM, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S DEFICIT

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance at July 31, 2002	—	$—	$—	$(2,985)	$(2,985)

Net loss	—	—	—	(1,932)	(1,932)

Balance at July 31, 2003	—	—	—	(4,917)	(4,917)

Non-cash compensation	—	—	12	—	12

Net loss	—	—	—	(2,363)	(2,363)

Balance at July 31, 2004	—	—	12	(7,280)	(7,268)

Issuance of common stock	1,500	—	—	—	—
Capital contribution	—	—	10,882	—	10,882
Non-cash compensation	—	—	20	—	20
Net loss	—	—	—	(4,293)	(4,293)

Balance at April 30, 2005	1,500	$—	$10,914	$(11,573)	$(659)

The accompanying notes are an integral part of these consolidated financial statements.

IDT SPECTRUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended April 30, 2005	Years ended July 31,
		2004	2003
OPERATING ACTIVITIES
Net loss	$(4,293)	$(2,363)	$(1,932)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:

Amortization	2,452	3,269	3,269
Non-cash compensation	20	12	—
Provision for bad debt	66	(69)	197
Change in assets and liabilities:
Trade accounts receivable	378	175	(351)
Prepaid expenses and other current assets	(33)	—	—
Accounts payable and accrued expenses	621	—	—
Deferred revenue	(60)	(38)	(22)

Net cash (used in) provided by operating activities	(849)	986	1,161

INVESTING ACTIVITIES:
Purchase of marketable securities	(4,876)	—	—

Net cash used in investing activities	(4,876)	—	—

FINANCING ACTIVITIES:
Deferred offering costs	(301)	—	—

Proceeds from (repayments to) Winstar Holdings, net	6,097	(986)	(1,161)

Net cash provided by (used in) financing activities	5,796	(986)	(1,161)

Net increase in cash and cash equivalents	71	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$71	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

IDT Spectrum, Inc. (the “Company”) was incorporated in Delaware and commenced commercial operations, under the IDT Spectrum name in January 2005. The Company, through its wholly owned subsidiary, IDT Spectrum, LLC, holds a broad collection of exclusively licensed commercial fixed wireless spectrum licenses. These licenses, granted by the Federal Communications Commission (the “FCC”), include 931 exclusive Economic Area and more than 200 legacy rectangular service area licenses for 39 GHz spectrum and 16 licenses in the local multipoint distribution service band. The Company offers its customers point-to-point and point-to-multipoint wireless broadband digital telecommunications services and customized leases across geographic areas and bandwidths. The broad geographical reach of the licenses essentially enables the Company to provide services nationwide.

In December 2001, IDT Corporation (“IDT”), through its subsidiary Winstar Holdings, LLC (“Winstar Holdings”), acquired FCC spectrum licenses and other assets from the bankruptcy estate of Winstar Communications, Inc. (“Old Winstar”), an unrelated third party. Winstar Holdings then caused the spectrum licenses to be assigned to its subsidiary, Winstar Spectrum, LLC (“Winstar Spectrum”). In December 2004, Winstar Holdings formed IDT Spectrum, LLC and caused Winstar Spectrum to transfer and assign to IDT Spectrum, LLC substantially all of its FCC spectrum licenses. In January 2005, Winstar Holdings formed the Company and contributed to the Company all of its interests in IDT Spectrum, LLC, as well as the other assets used in its connectivity services and spectrum leasing business and associated engineering, operations and management expertise (the “Business”). The Company recorded the transfer of trade accounts receivable and licenses with a carrying value of approximately $0.9 million and $16.3 million, respectively, as if the transfer was completed on December 19, 2001. The total net contribution of $17.2 million was recorded as “Due to Winstar Holdings”.

Also in January 2005, the Company issued to Winstar Holdings a senior unsecured note payable in the amount of $10.0 million in exchange for $5.0 million in cash and a $5.0 million reduction in the amount due to Winstar Holdings. The remaining balance due to Winstar Holdings as of that date, $10.9 million, was forgiven and has been reflected as a capital contribution to the Company. The Company issued to Winstar Holdings 1,500 shares of its common stock $0.01 par value as a result of this debt forgiveness.

The consolidated financial statements for the periods prior to the incorporation of the Company in January 2005, reflect the financial position, results of operations, changes in stockholder’s deficit and cash flows of the Business as if the transfer was completed on December 19, 2001 and as if the Company were a separate entity for all periods presented. However, for the periods prior to January 31, 2005, that business was directly or indirectly legally owned and operated by Winstar Holdings. The financial statements have been prepared using the historical basis for the assets and liabilities and historical results of operations related to the Business. The Company had no cash balance as of July 31, 2004 and 2003, as no specific cash accounts were designated for the Business by Winstar Holdings. When Company liabilities were paid it was assumed that cash to pay such liabilities was funded by advances from Winstar Holdings. Similarly, when Company receivables were collected, it was assumed that such cash proceeds were repaid to Winstar Holdings.

The Company’s financial statements include revenues for all services provided by the Business prior to January 31, 2005. Prior to the incorporation of the Company in January 2005, the Business had no employees solely dedicated to its operations. Salaries, employee benefits, non-cash

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation, and direct cost of revenues have been allocated to the Company based on estimates of the incremental costs incurred by Winstar Holdings to operate the Business. General corporate overhead consisted primarily of rent, insurance, utilities, and professional services. Such overhead was allocated to the Company generally based on the proportion of the Company’s costs and expenses to Winstar Holdings’ costs and expenses. Management believes that these allocations reasonably approximate the costs incurred by Winstar Holdings on behalf of the Company’s operations. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company operated the Business as a stand-alone entity. Therefore, the consolidated financial statements included herein may not necessarily be indicative of the financial position, results of operations, changes in stockholder’s deficit and cash flows of the Company to be expected in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

The consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. Since its acquisition from Old Winstar on December 19, 2001, the Business has incurred recurring losses from operations and has an accumulated deficit at April 30, 2005. In order for the Company to meet its obligations and other cash flow needs during the next twelve months, in the absence of outside financing through offerings of equity or debt securities or additional borrowings, IDT will need to continue to provide the Company with sufficient funding to finance its operations and has committed to do so.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Significant intercompany balances and transactions are eliminated in consolidation.

Revenue Recognition

Revenues from services provided to customers are recognized as such services are provided. Revenues from spectrum leasing are recognized ratably over the lease term.

Cost Recognition

Direct cost of revenues includes building access costs, costs of capacity and lease of equipment from Winstar Holdings. Such costs are recognized when incurred in connection with the provision of services. Direct cost of revenues exclude amortization expense.

Concentration of Credit Risk

Trade accounts receivable, which potentially subject the Company to concentration of credit risk, included one customer that accounted for approximately 36%, 27% and 24% of the Company’s revenues for the nine months ended April 30, 2005 and for the years ended July 31, 2004 and 2003, respectively. Two other customers accounted for 14% and 10% of the Company’s revenues for the nine months ended April 30, 2005. No other customer accounted for more than 10% of the Company’s revenues during the periods presented.

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company assesses the recoverability of its identifiable intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. If the tests indicate that the carrying value of the asset is greater than the expected undiscounted cash flows to be generated by such asset, then an impairment charge is recognized. Such charge consists of the amount by which the carrying value of such asset exceeds its fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such asset using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets.

Prior to May 1, 2005, the Company amortized its FCC licenses on a straight-line basis over five years, with no residual value. Effective May 1, 2005, the Company changed the useful life of its licenses from five years to an indefinite life (see Note 4).

Indefinite-lived intangible assets are subject to review for impairment based on the requirements of SFAS No. 142, Goodwill and Other Intangible Assets. Impairment tests for indefinite-lived intangible assets, which effective May 1, 2005, for the Company consist primarily of its FCC licenses, are required to be performed on an annual basis or on an interim basis if an event occurs or circumstances change that would indicate the asset might be impaired. The Company utilizes a fair value approach, incorporating discounted cash flow analysis and comparisons to market value of similar companies, to complete the test. The Company believes that its estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. If any of the assumptions were to change, the Company’s FCC licenses may be impaired.

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Fair Value of Financial Instruments

Financial instruments of the Company consist principally of cash and cash equivalents, marketable securities, trade accounts receivable and a senior unsecured note payable to Winstar Holdings. The carrying amounts of the financial instruments of the Company at April 30, 2005 and July 31, 2004 approximate fair value, as the interest rate on the note payable approximates market yield for similar debt instruments, and based on the short-term nature of the other financial instruments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are carried at cost, which

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

approximates market value. The Company holds cash and cash equivalents which often exceed FDIC insured limits.

Marketable Securities

Marketable securities are classified as “available-for-sale” securities and consist of U.S. Government Agency Obligations. The Company intends to maintain a liquid portfolio to take advantage of investment opportunities. Therefore, all marketable securities are classified as “short-term.” The contractual maturities of the Company’s marketable securities are within one year.

Under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, available-for-sale securities are required to be carried at their fair value, with unrealized gains and losses that are considered temporary in nature recorded in accumulated other comprehensive income (loss) as a separate component of stockholder deficit in the accompanying consolidated balance sheets. The fair values of the Company’s investments in marketable securities are determined based on market quotations. The Company periodically evaluates its investments in marketable securities for impairment due to declines in market value considered to be other than temporary. Such impairment evaluations include, in addition to persistent, declining market prices, general economic and company-specific evaluations. If the Company determines that a decline in market value is other than temporary, then a charge to earnings is recorded in the consolidated statements of operations for all or a portion of the unrealized loss, and a new cost basis in the investment is established.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses, which may result from the inability of its customers to make required payments. The Company bases its allowance on the likelihood of recoverability of trade accounts receivable based on past experience and current collection trends that are expected to continue. In addition, the Company performs ongoing credit evaluations of its significant customers, but historically has not required collateral to support trade accounts receivable from its customers.

Deferred offering costs

Deferred offering costs consist of professional fees incurred in connection with the Company’s planned initial public offering (“IPO”). The Company will reclassify these deferred offering costs to additional paid-in capital upon receipt of the proceeds from an IPO, or expense them if an IPO is not successfully completed.

Income Taxes

Historically, the Company’s operations have been included in the consolidated income tax returns filed by IDT Corporation. Income tax expense in the Company’s financial statements has been calculated on a separate tax return basis. Since the Company has incurred losses since the Business was purchased in December 2001, no provision for current taxes is provided.

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities and their respective tax bases. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the period in which related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in this assessment. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

Earnings per share

The Company computes earnings per share under the provisions of SFAS No. 128, Earnings per Share, whereby basic earnings (loss) per share is computed by dividing net income (loss) attributable to all classes of common shareholders by the weighted average number of shares of all classes of common stock outstanding during the applicable period. Diluted earnings per share is determined in the same manner as basic earnings per share except that the number of shares is increased to assume exercise of potentially dilutive securities, unless the effect of such increase would be anti-dilutive. For all periods presented the basic and diluted earnings per share attributed to the Company’s common stock were determined based on net loss divided by the weighted average number of shares of common stock outstanding. For purposes of earnings per share calculation, the shares issued to Winstar Holdings in January 2005 are treated as outstanding for all periods presented. There were no potentially dilutive securities outstanding during the periods presented.

Stock Based Compensation

As permitted under SFAS No. 123, Accounting for Stock-Based Compensation, as amended, the Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations (“APB No. 25”) in accounting for stock options and restricted stock granted by IDT and allocated to the employees of the Company (See Note 11). Compensation cost is recognized for stock options granted to purchase shares of IDT if it relates to non-qualified stock options for which the exercise price was less than the fair market value of IDT’s stock as of the date of grant and for restricted stock grants. The compensation cost for restricted stock grants is amortized to selling, general and administrative expense on a straight-line basis over their vesting periods which is generally three years.

The Company has not yet granted any stock options to purchase its own capital stock and has not yet adopted a stock option plan. Compensation cost for stock options and restricted stock of securities granted by IDT is allocated to the Company based on the same methodology used to allocate other employee compensation costs.

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the effect on net loss and earnings per share if the stock compensation cost allocated to the Company by IDT was determined using the fair value based method of accounting provisions of SFAS No. 123 to stock-based employee compensation:

	Nine months ended April 30, 2005	Years ended July 31,
		2004	2003
(in thousands, except per share data)

Net loss, as reported	$(4,293)	$(2,363)	$(1,932)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	20	12	—
Deduct: Total stock-based employee compensation expense determined under the fair value based method of accounting for all awards, net of related tax effects	(58)	(20)	(12)

Pro forma net loss	$(4,331)	$(2,371)	$(1,944)

Loss per share:
Basic and diluted — as reported	$(2,862)	$(1,575)	$(1,288)

Basic and diluted — pro forma	$(2,887)	$(1,581)	$(1,296)

The fair value of IDT’s stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for vested and non-vested options:

	Nine months ended April 30, 2005	Years ended July 31,
		2004	2003
ASSUMPTIONS:
Average risk-free interest rate	3.13%	2.94%	3.02%
Dividend yield	—	—	—
Volatility factor of the expected market price of IDT Class B common stock	38%	42%	59%
Average life	4 years	4 years	5 years

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of IDT’s employee stock options.

NOTE 3 – TRADE ACCOUNTS RECEIVABLE

	April 30, 2005	July 31, 2004
Trade accounts receivable	$611	$989
Less allowance for doubtful accounts	(312)	(246)

Trade accounts receivable, net	$299	$743

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 – LICENSES

	April 30, 2005	July 31, 2004
Licenses	$16,343	$16,343
Less accumulated amortization	(11,001)	(8,549)

Licenses, net	$5,342	$7,794

Through April 30, 2005, all licenses were amortized over their estimated useful lives of five years, with no estimated residual values. Pursuant to changes to the business potential of the licenses, industry practice, and the nature of the processes and requirements for renewal of licenses, the Company reevaluated the life of the licenses and determined that the licenses have an indefinite life. Accordingly, effective May 1, 2005, the licenses will no longer be amortized and will be subject to an impairment test at least annually, in accordance with SFAS No. 142, using a fair value approach.

NOTE 5 – SENIOR UNSECURED NOTE PAYABLE TO WINSTAR HOLDINGS

Effective January 31, 2005, as amended, the Company entered into a senior unsecured note payable to Winstar Holdings, in the principal sum of $10.0 million. The note is due on January 31, 2010 and bears interest at the rate of 7% per annum. Interest on the note is payable quarterly. The note may be prepaid in whole or in part without penalty.

NOTE 6 – STOCKHOLDER’S DEFICIT

Common Stock

On January 31, 2005, the Company issued to Winstar Holdings 1,500 shares of its common stock $0.01 par value. The holder of common stock is entitled to one vote per share.

NOTE 7 – INCOME TAXES

Significant components of the Company’s deferred tax assets and deferred tax liabilities consist of the following (in thousands):

	April 30, 2005	July 31, 2004
Deferred tax assets:
Bad debt reserve	$125	$99
Net operating loss	730	2,647

Deferred tax assets	855	2,746
Valuation allowance	(855)	(2,746)

Net deferred tax asset	$—	$—

The Company did not record provisions for federal and state income taxes for the nine-month period ended April 30, 2005 and for the years ended July 31, 2004 and 2003 due to net operating losses (“NOL”) during those periods. Realization of the future tax benefits of the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income in the future. Due to the uncertainty surrounding the ultimate realization of such deferred tax assets, the Company has provided a valuation allowance for the entire balance.

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At April 30, 2005, the Company had NOL carryforwards available to offset future income for federal income tax reporting purposes of approximately $1.8 million, which expires in fiscal year 2024. NOL’s in the amount of $8.9 million were generated prior to the business being transferred to the Company in January 2005, which will remain with Winstar Holdings.

NOTE 8 – RELATED PARTY TRANSACTIONS

Relationship with IDT

On August 11, 2005, the Company entered into an amended and restated master services agreement with IDT pursuant to which (i) IDT agreed to provide the Company with certain services at cost and on an “as needed” basis, including general corporate services to support the Company’s existing and future connectivity services and spectrum leasing business, and (ii) the Company agreed to provide IDT with certain services at arms-length market rates on an “as needed” basis, including fixed wireless connectivity services and spectrum leasing services to support IDT’s internal and customer communication systems. The agreement, which terminates on January 28, 2006, automatically renews for additional one year terms unless the Company notifies IDT of its intent not to renew at least 60 days prior to the end of the then-current term or IDT notifies the Company of its intent not to renew at least 180 days prior to the end of the then-current term. The agreement may be terminated at any time by the Company upon 30 days’ notice or by IDT upon 180 days’ notice.

For the nine months ended April 30, 2005 and for the years ended July 31, 2004 and 2003, IDT charged the Company for general corporate services approximately $0.3 million, $0.1 million and $0.1 million, respectively.

Relationship with IDT Telecom

On August 11, 2005, the Company entered into an amended and restated master services agreement with IDT Telecom, a subsidiary of IDT, pursuant to which (i) IDT Telecom agreed to provide the Company with certain services at cost and on an “as needed” basis, including customer service, provisioning, billing, maintenance, sales, marketing and other general corporate services, and (ii) the Company agreed to provide IDT Telecom with certain services at cost and on an “as needed” basis, including fixed wireless connectivity services and spectrum leasing services and spectrum leases. The agreement, which terminates on January 28, 2006, automatically renews for additional one year terms unless the Company notifies IDT Telecom of its intent not to renew at least 60 days prior to the end of the then-current term or IDT Telecom notifies the Company of its intent not to renew at least 180 days prior to the end of the then-current term. The agreement may be terminated at any time by the Company upon 30 days’ notice or by IDT Telecom upon 180 days’ notice.

Charges between the Company and IDT Telecom were less than $0.1 million in each of the periods presented.

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Relationship with Winstar Holdings

The Company maintains significant business relationships with Winstar Holdings and its affiliates, and Winstar Holdings maintains a controlling ownership interest in the Company. Consequently, the Company interacts with Winstar Holdings and its affiliates in several different areas. The following summarizes the Company’s interactions with Winstar Holdings and its affiliates (in thousands):

	Nine months ended April 30, 2005	Years ended July 31,
		2004	2003
Opening balance	$15,617	$16,603	$17,764
Collection of receivables by Winstar Holdings on behalf of the Company	(1,673)	(2,980)	(3,234)
Expenses paid by Winstar Holdings on behalf of the Company	2,651	1,994	2,073
Payments received from an affiliate of Winstar Holdings, net	4,944	—	—
Conversion to an unsecured note payable to Winstar Holdings	(10,000)	—	—
Interest accrued on the unsecured note payable to Winstar Holdings	175	—	—
Capital contribution	(10,882)	—	—

Ending balance	$832	$15,617	$16,603

Average balance owed to Winstar Holdings:	$10,635	$16,110	$17,184

Marketable securities purchased through IDT Investments Inc., a subsidiary of IDT:	$4,876	$—	$—

Winstar Holdings holds a senior unsecured note issued by the Company on January 31, 2005, as amended (see note 5). For the nine months ended April 30, 2005, the Company recorded interest expense on this note of $0.2 million.

The Company also leases from Winstar Holdings telecommunication equipment used in its operations. The equipment rent expense for the nine months ended April 30, 2005 and for the years ended July 31, 2004 and 2003 was $0.4 million, $0.8 million and $0.9 million, respectively. Winstar Holdings and its subsidiaries charged the Company approximately $0.7 million for consulting and other general and administrative services for the nine months ended April 30, 2005. No such charges were incurred for the years ended July 31, 2004 and 2003.

On January 31, 2005, Winstar Holdings forgave $10.9 million that the Company owed to Winstar Holdings, which was recorded as a capital contribution to the Company.

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Relationship with WGS

On August 11, 2005, the Company entered into an amended and restated master services agreement with Winstar Government Solutions, LLC (“WGS”), a wholly owned subsidiary of Winstar Holdings, pursuant to which (i) subject to appropriate government rules and regulations, WGS agreed to provide the Company with certain services at cost and on an “as needed” basis, including engineering support, marketing and sales services, spectrum access, service description placements on metropolitan area acquisition (“MAA”) and other contracts held by WGS, and access to Federal buildings and other properties pursuant to leases and other arrangements that WGS enjoys through MAA contracts, and (ii) the Company agreed to provide WGS with certain services at arms-length market rates and on an “as needed” basis, including fixed wireless connectivity services and spectrum leasing services to support internal and customer communication systems, and spectrum leases. The agreement, which terminates on January 28, 2006, automatically renews for additional one year terms unless the Company notifies WGS of its intent not to renew at least 60 days prior to the end of the then-current term or WGS notifies the Company of its intent not to renew at least 180 days prior to the end of the then-current term. The agreement may be terminated at any time by the Company upon 30 days’ notice or by WGS upon 180 days’ notice. There were no such charges between the Company and WGS during the periods presented.

Relationship with New Winstar

On August 11, 2005, the Company entered into an amended and restated master services agreement with New Winstar, pursuant to which (i) New Winstar agreed to provide the Company with certain services at cost and on an “as needed” basis, including customer service, wireless, wireline, and other engineering support, and general corporate services to support the Company’s existing and future connectivity services and spectrum leasing business, and (ii) the Company agreed to provide New Winstar with certain services at arms-length market rates and on an “as needed” basis, including fixed wireless connectivity services and spectrum leasing services, and spectrum leases. The agreement, which terminates on January 28, 2006, automatically renews for additional one year terms unless the Company notifies New Winstar of its intent not to renew at least 60 days prior to the end of the then-current term or New Winstar notifies the Company of its intent not to renew at least 180 days prior to the end of the then-current term. The agreement may be terminated at any time by the Company upon 30 days’ notice or by New Winstar upon 180 days’ notice. There were no such charges between the Company and New Winstar during the periods presented.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company may be subject to legal proceedings from time to time that arise in the ordinary course of its business. The Company is not presently a party to any litigation that it believes could reasonably be expected to have a material adverse effect on its results of operations, cash flows or financial condition.

License Renewal

Like other FCC licenses, the 39 GHz licenses that the Company holds were granted for an initial ten-year term and have renewal dates ranging from 2010 to 2011. To obtain renewal of a 39 GHz

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

or LMDS license, the licensee must demonstrate that it has provided “substantial service” during its license term. What level of service is considered “substantial” will vary depending upon the type of offering by the licensee, and the FCC has provided specific guidance only for point-to-point offerings, where it has indicated the licensee should have constructed four links per channel per million persons in the licensed market area. Licensees are required, prior to the expiration date of their licenses, to file renewal applications with an exhibit demonstrating compliance with the substantial service criteria. If an entity is deemed not to have provided substantial service with respect to a license for which renewal is sought, the renewal will not be granted and the license canceled. The Company determined, based on the business potential of the licenses, industry practice, and the nature of the requirements and processes for renewal of licenses, that it is probable that the licenses will be renewed.

Employment letters

In March and April 2005, the Company entered into employment letters with two of its officers, whereby the officers will receive an aggregate of 2.5% of the equity in the Company in the form of restricted shares, in addition to a guaranteed base salary and annual bonus. One third of the shares vests after the successful completion of the Company’s IPO, one-third vests on the first anniversary date of the IPO and the remaining one-third vests on the second anniversary date of the IPO.

Leases

Winstar Holdings leases space on building roofs on a month-to-month basis, which is allocated to the Company. Lease expense for the nine months ended April 30, 2005 and for the years ended July 31, 2004 and 2003 was approximately $0.1 million, $0.3 million and $0.5 million, respectively.

NOTE 10 – EMPLOYEE CONTRIBUTION PLAN

Employees of the Company meeting certain criteria are eligible to participate in the 401(k) Plan of IDT (the “Plan”). The Plan permits participants to contribute up to 20% of their salary, not to exceed the limits established by the Internal Revenue Code. The Plan provides for matching contributions up to a maximum of 6% of covered compensation, which vests over five years. All contributions made by participants vest immediately into the participant’s account. No employer contributions were made for the nine months ended April 30, 2005 or for the years ended July 31, 2004 and 2003.

NOTE 11 – RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED

On December 16, 2004, the Financial Accounting Standards Boards, or FASB, issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123(R)”). SFAS No. 123(R) supersedes APB 25, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 123(R) permits the Company to adopt its requirements using one of two methods:

1.         A “modified prospective” method in which compensation cost is recognized beginning with the August 1, 2005 adoption date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after August 1, 2005 and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to August 1, 2005 that remain unvested on the adoption date.

2.         A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The company adopted SFAS No. 123(R) on August 1, 2005 using the modified prospective method.

As permitted by SFAS No. 123, until August 1, 2005 the Company accounted for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognized no compensation cost on grants by IDT of employee stock options. Accordingly, the adoption of SFAS No. 123(R) may have a significant impact on the Company’s results of operations, although it will have no impact on its overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on the future levels of share-based grants. However, had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss and earnings per share in Note 2 to the Company’s consolidated financial statements. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement is not anticipated to be material since the Company does not currently recognize a benefit of excess tax deductions because of federal and state net operating loss carryforwards available to offset future U.S. federal and state taxable income.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position or results of operations.

IDT SPECTRUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 – SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The table below presents selected quarterly financial data (unaudited) of the Company by fiscal quarters for the first three quarters in fiscal 2005 and for the years ended July 31, 2004 and 2003:

Quarter Ended	Revenues	Direct cost of revenues	Loss from operations	Net loss	Per share Basic and Diluted
(in thousands, except per share data)

2005:
October 31	$542	$218	$(1,035)	$(1,035)	$(690)
January 31	437	186	(1,272)	(1,272)	(848)
April 30	366	159	(1,836)	(1,986)	(1,324)

TOTAL	$1,345	$563	$(4,143)	$(4,293)	$(2,862)

2004:
October 31	$781	$296	$(483)	$(483)	$(322)
January 31	741	292	(509)	(509)	(339)
April 30	688	288	(668)	(668)	(445)
July 31	633	268	(703)	(703)	(469)

TOTAL	$2,843	$1,144	$(2,363)	$(2,363)	$(1,575)

2003:
October 31	$1,135	$355	$(282)	$(282)	$(188)
January 31	975	353	(444)	(444)	(296)
April 30	746	342	(628)	(628)	(419)
July 31	750	313	(578)	(578)	(385)

TOTAL	$3,606	$1,363	$(1,932)	$(1,932)	$(1,288)

IDT SPECTRUM, INC.

SCHEDULE 1

FINANCIAL STATEMENT SCHEDULE—VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of period	Additions charged to costs and expenses	Recoveries (Deductions)(1)	Balance at end of period
(in thousands)
2005 (2)
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$246	$66	$—	$312

2004
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$697	$(69)	$(382)	$246

2003
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$736	$197	$(236)	$697

(1) Uncollectible accounts written off, net of recoveries.

(2) Relate to the first three quarters in fiscal 2005.

Shares

IDT Spectrum, Inc.

Class B Common Stock

Dealer Prospectus Delivery Obligation

Until                     , (25 calendar days after the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee		$6,768
NASD fee		$6,250
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Nasdaq National Market listing application fee		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

The amounts set forth above, except for the SEC registration fee and the NASD filing fee, are estimated.

*	To be completed by amendment.

ITEM 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any person serving in any capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for those expenses which the Court of Chancery or other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation provides that the liability of the directors shall be eliminated to the fullest extent permissible under Delaware law. The restated certificate of incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

Our bylaws provide for us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

ITEM 15.  Recent Sales of Unregistered Securities

In January 2005, we issued to Winstar Holdings, LLC, a wholly-owned subsidiary of IDT, an aggregate of 1,500 shares of common stock in connection with the transfer of assets and our business by Winstar Holdings. No underwriters were involved in this issuance. The common stock was issued in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2).

ITEM 16.  Exhibits and Financial Statement Schedules

(a).        Exhibits.

Exhibit Number	Description
1.1(1)	Form of Underwriting Agreement.
3.1(1)	Form of Restated Certificate of Incorporation of IDT Spectrum, Inc.
3.2(1)	Form of Restated Bylaws of IDT Spectrum, Inc.
4.1(1)	Form of Specimen Class B Common Stock Certificate.
4.2	Amended and Restated Senior Note due 2010.
5.1(1)	Legality Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
8.1	Tax Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1	Amended and Restated Master Services Agreement, dated as of August 11, 2005, by and between IDT Spectrum, Inc. and Winstar Communications, LLC
10.2	Amended and Restated Master Services Agreement, dated as of August 11, 2005, by and between IDT Spectrum, Inc. and Winstar Government Solutions, LLC
10.3	Amended and Restated Master Services Agreement, dated as of August 11, 2005, by and between IDT Spectrum, Inc. and IDT Telecom, Inc.
10.4	Amended and Restated Master Services Agreement, dated as of August 11, 2005, by and between IDT Spectrum, Inc. and IDT Corporation

Exhibit Number	Description
10.5	Contribution Agreement, made and entered into as of January 31, 2005, by and between Winstar Communications, LLC and IDT Spectrum, Inc.
10.6	Contribution Agreement, made and entered into as of December 29, 2004, by and between Winstar Spectrum, LLC and IDT Spectrum, LLC
10.7	Assignment and Assumption Agreement, made and entered into as of December 29, 2004, by and between Winstar Spectrum, LLC and IDT Spectrum, LLC
10.8	Assignment and Assumption Agreement, made and entered into as of January 31, 2005, by and between Winstar Communications, LLC and IDT Spectrum, Inc.
10.9	Employment Letter, dated March 31, 2005, by and between IDT Spectrum, Inc. and John Petrillo.
10.10	Agreement Letter, dated April 8, 2005, by and between IDT Spectrum, Inc. and Peter B. Atwal.
10.11	Employment Letter, dated June 20, 2005, by and between IDT Spectrum, Inc. and Chris O’Loughlin.
10.12	Employment Letter, dated July 21, 2005, by and between IDT Spectrum, Inc. and R. Colin Hickey.
10.13	Amended and Restated Indemnification Agreement entered into as of August 1, 2005 between IDT Corporation and IDT Spectrum, Inc.
10.14(1)	Subscription Agreement, by and between Winstar Holdings, LLC and IDT Spectrum, Inc., dated January 24, 2005.
21	Subsidiaries of IDT Spectrum, Inc.
23	Consent of Independent Registered Public Accounting Firm
23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (Included in Exhibit 5.1).
24	Power of Attorney (included on signature pages).

(1)	To be filed by amendment.

(b).        Financial Statement Schedules.

Schedule I—Valuation and Qualifying Accounts

All other schedules are omitted because they are either not required, not applicable or the required information is included in the financial statements or notes thereto.

ITEM 17.  Undertakings

The undersigned Company hereby undertakes:

(1)        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Commission indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for such indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, IDT Spectrum, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey on the 26 day of August, 2005.

IDT Spectrum, Inc.

By:	/s/ John C. Petrillo
Name: John C. Petrillo
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints John C. Petrillo, Peter B. Atwal and Gene Grieco, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the following capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Petrillo John C. Petrillo	Chief Executive Officer and Chairman of the Board and Director (Principal Executive Officer)	August 26, 2005

/s/ Stephen R. Brown Stephen R. Brown	Chief Financial Officer (Principal Financial and Accounting Officer)	August 26, 2005

/s/ Howard S. Jonas Howard S. Jonas	Director	August 26, 2005

/s/ James A. Courter James A. Courter	Director	August 26, 2005

/s/ Steven L. Pomerantz Steven L. Pomerantz	Director	August 26, 2005

/s/ Dennis J. Reimer Dennis J. Reimer	Director	August 26, 2005

Herbert M. Tate, Jr.	Director	August 26, 2005